UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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DEMAND MEDIA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 26, 2013
Dear Stockholder:
You are invited to attend the annual meeting of stockholders of Demand Media, Inc. (“Demand Media,” “we,” “us” or “our”) to be held on Tuesday, June 11, 2013, at 2:00 p.m. local time, at The Fairmont Miramar Hotel located at 101 Wilshire Boulevard, Santa Monica, California 90401.
At this year’s annual meeting you will be asked to: (i) elect three directors who will each serve for a three year term; (ii) ratify the selection of our independent registered public accountants; and (iii) transact such other business as may properly come before the annual meeting. The accompanying Notice of Meeting and proxy statement describe these matters. We urge you to read this information carefully.
Our board of directors (“Board”) unanimously believes that election of its nominees to serve as our directors and ratification of the audit committee’s selection of independent registered public accountants are in the best interests of Demand Media and its stockholders and, accordingly, recommends a vote “FOR” each of the nominees for director named in the proxy statement and a vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accountants.
In addition to the business to be transacted as described above, management will speak on our developments of the past year and respond to comments and questions of general interest to stockholders.
It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. If you do not attend the annual meeting in person, you may vote on the Internet, or if you are receiving a paper copy of the proxy statement, by telephone or by completing and mailing a proxy card. Voting over the Internet, by telephone or by written proxy will ensure your shares are represented at the annual meeting.

Sincerely,

Richard M. Rosenblatt Chief Executive Officer and Chairman of the Board

DEMAND MEDIA, INC.
1630 Stewart Street, Suite 120
Santa Monica, California 90404
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, JUNE 11, 2013
To the Stockholders of Demand Media, Inc. (“Demand Media,” “we,” “us” or “our”):
We will hold an annual meeting of stockholders of Demand Media at The Fairmont Miramar Hotel located at 101 Wilshire Boulevard, Santa Monica, California 90401, on Tuesday, June 11, 2013, at 2:00 p.m. local time. We will consider and act on the following items of business at the annual meeting:

1.
Re-election of Richard M. Rosenblatt, Fredric W. Harman and James E. Quandt as directors for a three-year term expiring at the 2016 annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal.

2.	Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accountants for the year ending December 31, 2013.

3.	Such other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.
The proxy statement accompanying this notice describes each of these items of business in detail. Our board of directors (the “Board”) recommends a vote “FOR” each of the three nominees for director named in the proxy statement and a vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accountants.
Only stockholders of record of shares of our common stock at the close of business on April 18, 2013, the record date for the annual meeting, are entitled to notice of and to vote at the annual meeting and any adjournments or postponements of the annual meeting.
A list of stockholders eligible to vote at the annual meeting will be available for inspection at the annual meeting, and at the executive offices of Demand Media during regular business hours for a period of no less than ten days prior to the annual meeting.
Your vote is very important. It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. If you are viewing the proxy statement on the Internet, you may grant your proxy electronically via the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials previously mailed to you and the instructions listed on the Internet site. If you are receiving a paper copy of the proxy statement, you may vote by completing and mailing the proxy card enclosed with the proxy statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the proxy card.
If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should review the Notice of Internet Availability of Proxy Materials used by that firm to determine whether and how you will be able to submit your proxy by telephone or over the Internet. Submitting a proxy over the Internet, by telephone or by mailing a proxy card, will ensure your shares are represented at the annual meeting.

The Fairmont Miramar Hotel located at 101 Wilshire Boulevard, Santa Monica, California 90401 is accessible to those who require special assistance. If you require special assistance, please call The Fairmont Miramar Hotel at (310) 576-7777.

By Order of the Board,

Richard M. Rosenblatt Chief Executive Officer and Chairman of the Board

PROXY STATEMENT
INFORMATION CONCERNING VOTING AND SOLICITATION
General
Your proxy is solicited on behalf of the board of directors (the “Board”) of Demand Media, Inc., a Delaware corporation (“Demand Media,” “we,” “us,” “our” or “the Company”), for use at our 2013 annual meeting of stockholders to be held on Tuesday, June 11, 2013, at 2:00 p.m. local time, at The Fairmont Miramar Hotel located at 101 Wilshire Boulevard, Santa Monica, California 90401, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting and any business properly brought before the annual meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the annual meeting.
We have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record, while brokers, banks and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. On or about May 1, 2013, we intend to make this proxy statement available on the Internet and to mail the Notice to all stockholders entitled to vote at the annual meeting. We intend to mail this proxy statement, together with a proxy card to those stockholders entitled to vote at the annual meeting who have properly requested paper copies of such materials, within three business days of such request.
Important Notice Regarding the Availability of Proxy Materials for the 2013 Annual Meeting of Stockholders to Be Held on Tuesday, June 11, 2013
Our website, http://demandmedia.com/2013proxy, contains the following documents: the Notice of the Annual Meeting, the proxy statement and proxy card sample, and the 2012 Annual Report. You are encouraged to access and review all of the important information contained in the proxy materials before voting.
Who Can Vote
You are entitled to vote if you were a stockholder of record of our common stock as of the close of business on April 18, 2013. You are entitled to one vote for each share of common stock held on all matters to be voted upon at the annual meeting. Your shares may be voted at the annual meeting only if you are present in person or represented by a valid proxy.
Voting of Shares
You may vote by attending the annual meeting and voting in person or you may vote by submitting a proxy. The method of voting by proxy differs (1) depending on whether you are viewing this proxy statement on the Internet or receiving a paper copy, and (2) for shares held as a record holder and shares held in “street name.” If you hold your shares of common stock as a record holder and you are viewing this proxy statement on the Internet, you may vote by submitting a proxy over the Internet by following the instructions on the website referred to in the Notice previously mailed to you. If you hold your shares of common stock as a record holder and you are reviewing a paper copy of this proxy statement, you may vote your shares by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the preaddressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card. If you hold your shares of common stock in street name, which means your shares are held of record by a broker, bank or other nominee, you will receive a Notice from your broker, bank or other nominee that includes instructions on how to vote your shares. Your broker, bank or other nominee will allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone. In addition, you may request paper copies of the proxy statement and proxy card from your broker, bank or other nominee by following the instructions on the Notice provided by your broker.
The Internet and telephone voting facilities will close at 11:59 p.m. E.D.T. on June 10, 2013. If you vote through the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by you. If you vote by Internet or telephone, then you need not return a written proxy card by mail.
YOUR VOTE IS VERY IMPORTANT. You should submit your proxy even if you plan to attend the annual meeting. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.
All shares entitled to vote and represented by properly submitted proxies (including those submitted electronically, telephonically and in writing) received before the polls are closed at the annual meeting, and not revoked or superseded, will be voted at the annual meeting in accordance with the instructions indicated on those proxies. If no direction is indicated on a proxy, your shares will be voted “FOR” the election of each of the three nominees for director and “FOR” ratification of the selection of the independent registered public accountants. The proxy gives each of Richard M. Rosenblatt, Mel Tang and Matthew P. Polesetsky discretionary authority to vote your shares in accordance with his best judgment with respect to all additional matters that might come before the annual meeting.
Revocation of Proxy
If you are a stockholder of record, you may revoke your proxy at any time before your proxy is voted at the annual meeting by taking any of the following actions:

•	delivering to our corporate secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new paper proxy, relating to the same shares and bearing a later date than the original proxy;

•	submitting another proxy by telephone or over the Internet (your latest telephone or Internet voting instructions will be followed); or

•	attending the annual meeting and voting in person, although attendance at the annual meeting will not, by itself, revoke a proxy.
Written notices of revocation and other communications with respect to the revocation of Demand Media proxies should be addressed to:
Demand Media, Inc.
1630 Stewart Street, Suite 120
Santa Monica, California 90404
Attn: Corporate Secretary
If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so. See below regarding how to vote in person if your shares are held in street name.
Voting in Person
If you plan to attend the annual meeting and wish to vote in person, you will be given a ballot at the annual meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the annual meeting, you must bring to the annual meeting a legal proxy from the record holder of the shares, which is the broker, bank or other nominee, authorizing you to vote at the annual meeting.
Who Can Attend the Meeting
Only stockholders, their proxy holders and the Company's guests may attend the meeting. Each stockholder should be prepared to present (i) valid photo identification, such as a driver's license or passport, and/or (ii) if holding shares through a broker, bank, trustee or nominee, proof of beneficial ownership as of April 18, 2013, such as (x) the stockholder's most recent account statement reflecting such stockholder's stock ownership prior to April 18, 2013, (y) a copy of the voting instruction card provided by their banker, bank, trustee or nominee, or (z) similar evidence of ownership.

Quorum and Votes Required
At the close of business on April 18, 2013, 86,934,968 shares of our common stock were outstanding and entitled to vote. All votes will be tabulated by the inspector of election appointed for the annual meeting, who will separately tabulate affirmative and negative votes and abstentions.
Quorum. A majority of the outstanding shares of common stock, present in person or represented by proxy, will constitute a quorum at the annual meeting. Shares of common stock held by persons attending the annual meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker “non-votes” will be counted as present for purposes of determining a quorum. If there is no quorum, either the chairperson of the annual meeting or a majority in voting power of the stockholders entitled to vote at the annual meeting, present in person or represented by proxy, may adjourn the annual meeting to another time or place.
Broker Non-Votes. Brokers, banks or other nominees who hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers, banks or other nominees are not allowed to exercise their voting discretion with respect to the election of directors or for the approval of matters that the New York Stock Exchange (“NYSE”) determines to be “non-routine,” without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes.” If your broker, bank or other nominee holds your common stock in “street name,” your broker, bank or other nominee will vote your shares on “non-routine” proposals only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement. Only Item 2 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. Item 1 (election of directors) is not considered a routine matter, and without your instruction, your broker, bank or other nominee cannot vote your shares.
Election of Directors. Our bylaws provide that at all meetings of stockholders for the election of directors at which a quorum is present, a plurality of the votes cast, which means the three nominees receiving the highest number of “for” votes, is sufficient to elect a director. Abstentions will have no effect in determining which nominees received a plurality of votes cast because approval of a percentage of shares present or outstanding is not required for this proposal. Brokers, banks and other nominees are not empowered to vote on the election of directors without instruction from the beneficial owner of the shares and thus broker non-votes likely will result. Since broker non-votes are not considered votes cast for or against a candidate, they will not be counted in determining which nominees receive a plurality of votes cast.
Ratification of Independent Registered Public Accountants. The affirmative vote of the holders of a majority in voting power of the shares which are present in person or by proxy and entitled to vote thereon at the annual meeting at which a quorum is present is required for the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accountants. Abstentions will have the same effect as voting against this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent registered public accountants, thus broker non-votes are generally not expected to occur with respect to the stockholder vote on Item 2.
Solicitation of Proxies
Our Board is soliciting proxies for the annual meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by delivery of the Notice or proxy statement by mail, we will request that brokers, banks and other nominees that hold shares of our common stock, which are beneficially owned by our stockholders, send Notices, proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses. We may use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by telephone, Internet, facsimile or special delivery letter.
Assistance
If you need assistance in voting over the Internet or completing your proxy card or have questions regarding the annual meeting, please contact Investor Relations at (310) 917-6485, email Julie MacMedan at julie.macmedan@demandmedia.com or write to Investor Relations, Demand Media, Inc., 1630 Stewart Street, Suite 120, Santa Monica, California 90404.

Forward-Looking Statements
This proxy statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2012, and in our periodic reports on Form 10-Q and Form 8-K.

ITEM 1
ELECTION OF DIRECTORS
Board Structure
Our Amended and Restated Bylaws, or bylaws, provide that the number of directors that shall constitute the whole Board initially shall be nine, and, thereafter shall be fixed exclusively by one or more resolutions adopted from time to time by a majority of the Board. The Board has set the current authorized directors at nine members, and there are currently nine members of our Board. The directors are divided into three classes. Each director serves for a term of three years. At each annual meeting, the term of one class of directors expires. The class of directors with a term expiring at this annual meeting consists of three directors.
Unless the Board determines that vacancies (including vacancies created by increases in the number of directors) shall be filled by the stockholders, and except as otherwise provided by law, vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.
Board Nominees
Based upon the recommendation of our nominating and corporate governance committee, our Board has nominated Richard M. Rosenblatt, Fredric W. Harman and James R. Quandt for re-election as directors to the Board. If elected, each director nominee would serve a three-year term expiring at the close of our 2016 annual meeting, or until their successors are duly elected. Messrs. Rosenblatt, Harman and Quandt currently serve on our Board. Biographical information on each of the nominees is furnished below under “Director Biographical Information.”
Set forth below is information as of the record date regarding each nominee and each person whose term of office as a director will continue after the annual meeting. There are no family relationships between the nominees and any of our directors or officers.

Name	Age	Position	Director Since	Term Expires
Richard M. Rosenblatt	44	Chairman, Chief Executive Officer	2006	2013
Fredric W. Harman(1)(2)	52	Director	2006	2013
James R. Quandt(1)(3)	63	Director (Lead Independent Director)	2008	2013
John A. Hawkins(2)(3)	52	Director	2006	2014
Victor E. Parker	43	Director	2006	2014
Joshua G. James(1)	39	Director	2010	2014
Gaurav Bhandari	45	Director	2007	2015
Peter Guber(2)	71	Director	2010	2015
Robert R. Bennett(3)	55	Director	2011	2015

(1)	Member of the compensation committee

(2)	Member of the nominating and corporate governance committee

(3)	Member of the audit committee

Director Biographical Information
The following biographical information is furnished with regard to our directors (including nominees) as of April 18, 2013.
Nominees for Election at the Annual Meeting to Serve for a Three-Year Term Expiring at the 2016 Annual Meeting of Stockholders
Richard M. Rosenblatt is our co-founder and has served as our Chairman and Chief Executive Officer, since our inception in 2006. In March 2004, Mr. Rosenblatt joined Intermix Media, Inc., an Internet marketing company that owned MySpace, Inc., a social networking website, and served as Intermix Media's Chief Executive Officer and the Chairman of MySpace from 2004 until Intermix Media and its MySpace subsidiary were sold to News Corporation in 2005. Prior to that, Mr. Rosenblatt founded iMALL, Inc., a provider of web tools to build e-commerce stores and transact commerce over the Internet, in 1994 and served as iMALL's Chairman and Chief Executive Officer until it was sold to Excite@Home, a cable-based Internet provider, in 1999. Mr. Rosenblatt also served as Chief Executive Officer and a director of drkoop.com, Inc., a provider of healthcare products, services and content, from 2000 to 2001. Mr. Rosenblatt currently serves on the board of Grab.com, and previously served as the Chairman of the board of iCrossing, Inc., until it was sold to Hearst Corporation. Mr. Rosenblatt holds a J.D. from the University of Southern California Gould School of Law and was a Phi Beta Kappa graduate of the University of California, Los Angeles with a B.A. in Political Science. Mr. Rosenblatt brings almost 20 years of leadership experience running Internet‑based technology and e-commerce companies to his role as Chairman and Chief Executive Officer. Additionally, Mr. Rosenblatt’s significant industry experience and management acumen serve as a critical component in leading our Board.
Fredric W. Harman has served on our Board since 2006. Mr. Harman joined Oak Investment Partners, a multi-stage venture capital firm, as a General Partner in 1994, and currently serves as Managing Partner, focusing primarily on consumer Internet and Internet new media investments. He currently serves on the boards of Limelight Networks, Inc., a leader in digital presence management, and U.S. Auto Parts Network, Inc., an online provider of aftermarket auto parts, as well as a number of private technology companies, including Federated Media Publishing, Inc. Mr. Harman holds an M.B.A. from the Harvard Business School and a B.S. and M.S. in Electrical Engineering from Stanford University. Mr. Harman was originally nominated to serve on our Board pursuant to our Third Amended and Restated Stockholders’ Agreement. Mr. Harman brings both industry and financial expertise to his role as a member of our Board, Chairman of the compensation committee and a member of the nominating and corporate governance committee. Mr. Harman’s extensive experience serving on the board of numerous public and private companies over the past decade, combined with his considerable involvement with venture capital backed companies, principally those in the Internet and technology sectors, contribute to the knowledge base and oversight of our Board.
James R. Quandt has served on our Board since 2008 and is currently the lead independent director. Mr. Quandt has served as co-founder and Managing Partner at Thomas James Capital, Inc., a private equity firm that also provides financial advisory services, since 2005. Mr. Quandt has served on a number of public and private company boards, including Intermix Media, Inc., an Internet marketing company that owned MySpace, Inc., Blue Label Interactive, Inc., Digital Orchid Incorporated, The FRS Company, where he is currently Chairman of the board, and the Brain Corporation. Mr. Quandt is a member of the Board of Trustees of Saint Mary’s College of California and currently serves as Chairman Emeriti, and is the President of the Pacific Club of Newport Beach. Mr. Quandt participated in the Managerial Policy Institute at the University of Southern California’s Marshall School of Business, and received a B.S. in Business Administration from Saint Mary’s College. Mr. Quandt’s mix of executive leadership and financial expertise provides our Board, audit committee, where he serves as its Chairman, and compensation committee with valuable insight and guidance with respect to the lines of business in which we operate. Mr. Quandt brings a seasoned and strategic perspective rooted in his role as a board member of various public and private companies in the Internet and technology sectors, as well as his experience as a former member of the NYSE.
Board Recommendation
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE THREE DIRECTOR NOMINEES.

Directors Continuing in Office until the 2014 Annual Meeting of Stockholders
John A. Hawkins has served on our Board since 2006. Mr. Hawkins has served as Managing Partner and co-founder of Generation Partners, a private equity firm that provides capital to companies in the business and information services, media and communications, and healthcare services industries, through growth equity and buyout investments, since 1995. Prior to founding Generation Partners, Mr. Hawkins was a General Partner at Burr, Egan, Deleage & Co., a venture capital firm which he joined in 1987. Prior to that, Mr. Hawkins was an investment banker at Alex. Brown & Sons. Mr. Hawkins has served on the boards of more than 20 companies, including HotJobs.com, Ltd., iCrossing, Inc., P-Com, Inc., the Platform for Media, Inc., Agility Recovery Solutions, Inc., High End Systems, Inc. and ShopWiki Corporation, where he also served as Chairman. Mr. Hawkins is also a member of the Angeleno Chapter of the World Presidents' Organization. Mr. Hawkins holds an M.B.A. from Harvard Business School and a B.A. in English from Harvard College. Mr. Hawkins was originally nominated to serve on our Board pursuant to our Third Amended and Restated Stockholders’ Agreement. Mr. Hawkins has over 25 years of investment banking and private equity investing experience, combined with a strong track record investing in technology, media and business services companies, that brings extensive business and strategic expertise to his role as a member of our Board, audit committee and nominating and corporate governance committee.
Victor E. Parker has served on our Board since 2006. Mr. Parker is a Managing Director at Spectrum Equity Investors, a private equity firm focused primarily on media and information services which he joined in September 1998. He was previously at ONYX Software Corporation and was an associate at Summit Partners, L.P. Mr. Parker serves on the boards of Lynda.com, Ancestry.com Inc. and SurveyMonkey, LLC. He has also served on the boards of NetQuote, Inc., Interbank FX, LLC and NetScreen Technologies, Inc. He holds an M.B.A. from Stanford Graduate School of Business and a B.A. from Dartmouth College. Mr. Parker was originally nominated to serve on our Board pursuant to our Third Amended and Restated Stockholders’ Agreement. Mr. Parker’s financial expertise, combined with his experience with venture capital backed technology and Internet companies, provides our Board and audit committee with a valuable perspective for important business, financial and strategic initiatives. Mr. Parker’s experience serving on the Board and committees of companies such as Ancestry.com, SurveyMonkey, NetQuote and Interbank FX, LLC brings practical business and financial leadership to our Board.
Joshua G. James has served on our Board since 2010. Mr. James currently serves as Chairman and Chief Executive Officer of Domo, Inc. Mr. James co-founded Omniture, Inc., a publicly traded online marketing and web analytics company, in 1996, and served as its President and Chief Executive Officer from 1996 until it was acquired by Adobe Systems, Inc. in 2009. Mr. James served as Senior Vice President and General Manager of the Omniture Business Unit of Adobe from 2009 to 2010. Mr. James serves on the boards of Rakuten, Inc., the Brigham Young University Kevin Rollins Center for Entrepreneurship & Technology, where he was a platinum founder, and The Utah Technology Council. He also served on the board of Omniture and its predecessor entities. Mr. James was the recipient of the 2006 Ernst & Young Entrepreneur of the Year Award and Technology Entrepreneur of the Decade by Brigham Young University. Mr. James studied business management and entrepreneurship at Brigham Young University. Mr. James brings critical business and web analytics experience to our Board and compensation committee. As the co-founder and chief executive officer of Omniture prior to its sale to Adobe, Mr. James has over 15 years of experience running a technology company focused on web analytics and online marketing metrics. In addition, Mr. James has strong entrepreneurial and managerial skills combined with broad industry knowledge that serve as a critical resource to our Board.
Directors Continuing in Office until the 2015 Annual Meeting of Stockholders
Gaurav Bhandari has served on our Board since 2007. Mr. Bhandari has served in various capacities at Goldman, Sachs & Co., a global investment banking and securities firm, since 1990, and is currently a Managing Director, where his responsibilities include the private investment portfolio of Goldman Sachs Investment Partners Master Fund, L.P., a multi-strategy investment fund within Goldman Sachs Asset Management. Mr. Bhandari currently serves on the boards of Media Rights Capital II L.P., Oberon Media, Inc., Dale and Thomas Popcorn, LLC, Tikona Digital Networks Private Limited and Franklin Holdings. Mr. Bhandari previously served on the boards of iCrossing, Inc., PetCareRx, Inc. and Lightfoot Capital Partners, LP. Mr. Bhandari holds a B.S. in Computer Science from Columbia University. Mr. Bhandari was originally nominated to serve on our Board pursuant to our Third Amended and Restated Stockholders’ Agreement. Mr. Bhandari brings significant investment banking, capital markets and private equity experience to our Board. Mr. Bhandari has extensive experience investing in media and technology companies, which provides insightful and relevant industry, financial and business skills to our Board.

Peter Guber has served on our Board since 2010. Mr. Guber serves as Chairman and Chief Executive Officer of Mandalay Entertainment Group, a multimedia entertainment company he founded in 1995 that is focused on motion pictures, television, sports entertainment and new media. Prior to founding Mandalay Entertainment, Mr. Guber served as Chairman and Chief Executive Officer of Sony Pictures Entertainment, Inc., the multinational television and film production, distribution and merchandising unit of Sony, including the Loews Theatres group, from 1989 to 1995, and co-founded Guber-Peters Entertainment Group in 1983, which was acquired by Sony Pictures Entertainment in 1989. Mr. Guber also co-founded Polygram Entertainment in 1979, and served as its Chairman and Chief Executive Officer until 1983, co-founded Casablanca Records & Filmworks, Inc. in 1975, and was a member of senior management and Studio Chief of Columbia Pictures Corporation, from 1968 to 1975. Mr. Guber’s personal production film credits include motion pictures that are well known by consumers worldwide, including Midnight Express, The Color Purple, Missing, American Werewolf in London, Gorillas in the Mist, Rain Man and Batman. Mr. Guber also serves as co-chairman of the board of Mandalay Digital Group Inc. Through Mandalay Sports Entertainment, Inc., Mr. Guber is a co-owner of five minor league baseball teams that are affiliated with the New York Yankees, Detroit Tigers, Cincinnati Reds and Texas Rangers. Through Mandalay Professional Sports LLC, Mr. Guber is a managing member of the ownership group that owns the Golden State Warriors, a National Basketball Association franchise located in the Bay Area. Through Guggenheim Baseball Management LLC, Mr. Guber is a minority owner of the Los Angeles Dodgers, a Major League Baseball team. Mr. Guber is also a professor at the UCLA School of Theater, Film & Television, and UCLA Anderson Business School, where he has been a member of the faculty for over 30 years. Mr. Guber holds an L.L.M. and J.D. from New York University School of Law and a B.A. from Syracuse University, and is a member of the California and New York bars. Mr. Guber brings extensive business and industry expertise in the multimedia and film and television production industries to his role as a member of our Board and as Chairman of the nominating and corporate governance committee. Mr. Guber’s breadth of entertainment and media industry knowledge and insight from over 40 years of experience in senior management positions within the entertainment and media industry serves as a key industry resource to the Board.
Robert R. Bennett has served on our Board since 2011. Mr. Bennett currently serves as Principal of Hilltop Investments, LLC, a private investment company. Mr. Bennett previously served as President of Discovery Holding Company from March 2005 to September 2008, when the company merged with Discovery Communications, Inc. creating a new public company. Mr. Bennett also served as President and Chief Executive Officer of Liberty Media Corporation from April 1997 to August 2005 and continued as its President until February 2006. Mr. Bennett currently serves on the boards of First Western Financial, Inc., Discovery Communications, Inc., Sprint Nextel Corporation and Liberty Media Corporation. Mr. Bennett previously served on the boards of Discovery Holding Company, Liberty Media International, Inc., UnitedGlobalCom, Inc., OpenTV Corporation and Avelle, Inc. Mr. Bennett holds an M.B.A. from Columbia University and a B.A. in Economics from Denison University. Mr. Bennett brings both industry knowledge and financial acumen to his role as a member of our Board. Mr. Bennett has extensive experience in the communications, technology and entertainment sectors and has strong financial experience, serving as an audit committee “financial expert” of Sprint Nextel’s audit committee. Mr. Bennett has served on the boards of multiple public and private companies over the past decade which, combined with his considerable involvement with media companies, contributes to the knowledge base and oversight of our Board.
Executive Officers
Set forth below is information regarding each of our executive officers as of April 18, 2013.

Name	Age	Position
Richard M. Rosenblatt	44	Chairman and Chief Executive Officer
Mel Tang	38	Chief Financial Officer
Joanne K. Bradford	49	Chief Revenue and Marketing Officer
Matthew P. Polesetsky	44	Executive Vice President and General Counsel
Taryn J. Naidu	35	Executive Vice President, Registrar Services

Richard M. Rosenblatt, see above—“Nominees for Election at the Annual Meeting to Serve for a Three-Year Term Expiring at the 2016 Annual Meeting of Stockholders.”
Mel Tang has served as our Chief Financial Officer since August 2012, and previously served as our Senior Vice President-Finance and Treasurer since August 2006. Prior to joining Demand Media, Mr. Tang was an investment banker at UBS Investment Bank from 2002 to 2006. Prior to joining UBS, Mr. Tang worked at Prime Ventures, LLC from 2000 to 2001 and as an investment banker at Donaldson, Lufkin & Jenrette Securities Corporation from 1998 to 2000. Mr. Tang graduated magna cum laude from the University of Pennsylvania with a B.S. in Economics (Finance) and a B.S. in Engineering (Mechanical Engineering and Applied Mechanics).

Joanne K. Bradford has served as our Chief Revenue and Marketing Officer since August 2011, and previously served as our Chief Revenue Officer from March 2010 to August 2011. Prior to joining Demand Media, Ms. Bradford served as Senior Vice President of Revenue and Market Development at Yahoo!, Inc., a provider of Internet services worldwide, from September 2008 to March 2010. Prior to joining Yahoo!, Ms. Bradford served as the Senior Vice President of National Marketing Services of Spotrunner, a technology-based advertising agency from March to September 2008. Prior to that, Ms. Bradford served as Corporate Vice President in the Internet Business unit at Microsoft Corporation, a multinational computer technology corporation that develops, manufactures, licenses and supports software products for computing devices, from November 2001 to March 2008. Ms. Bradford currently serves on the board of the Ad Council and as an advisor to Greycroft Partners. Ms. Bradford holds a B.A. in Journalism with an emphasis in Advertising from San Diego State University.
Matthew P. Polesetsky has served as our Executive Vice President and General Counsel since March 2010, and previously served as our Senior Vice President, Business & Legal Affairs from March 2007 to March 2010. During the two years prior to joining Demand Media, Mr. Polesetsky served as General Counsel of MySpace, Inc., a social networking website, until its acquisition by News Corporation, and then as Vice President of Business and Legal Affairs at Fox Interactive Media, Inc. Mr. Polesetsky previously practiced business law in private practice. Mr. Polesetsky holds a J.D. from the University of California, Berkeley School of Law and a B.A. in Sociology, magna cum laude, from Haverford College.
Taryn J. Naidu has served as our Executive Vice President, Registrar Services, operating Demand Media’s registrar business, which includes eNom, since April 2011. Prior to that, Mr. Naidu served as our Senior Vice President, Registrar Services since 2007, and served as a consultant to eNom from 2006 until he was appointed Senior Vice President in 2007. Prior to joining Demand Media, Mr. Naidu worked at Momentous Corporation from 2002 to 2006, where he held various roles including chief executive officer and president of Pool.com, a leading domain name auction company. Mr. Naidu holds a B.Sc. in Computer Science, with a minor in Mathematics from the University of Regina.

GOVERNANCE OF DEMAND MEDIA
Composition of the Board
Our Board has adopted corporate governance guidelines to set forth its agreements concerning overall governance practices. These guidelines can be found in the corporate governance section of our website at http://demandmedia.com/corporategovernance. In addition, these guidelines are available in print to any stockholder who requests a copy. Please direct all requests to our Corporate Secretary, Demand Media, Inc., 1630 Stewart Street, Suite 120, Santa Monica, California 90404. In accordance with these guidelines, a member of our Board may serve as a director of another company only to the extent such position does not conflict or interfere with such person’s service as our director. The Board does not believe that its members should be prohibited from serving on boards of other organizations and has not adopted any guidelines limiting such activities. However, the nominating and corporate governance committee may take into account the nature of and time involved in a director’s service on other boards and/or committees in evaluating the suitability of individual director candidates and current directors and making its recommendations to the Company’s stockholders.
Board Leadership Structure and Risk Oversight
In accordance with our bylaws, our Board appoints our officers, including our chief executive officer and chief financial officer. Our Board does not have a policy on whether the role of the chairman and chief executive officer should be separate and, if it is to be separate, whether the chairman should be selected from the non-employee directors or be an employee. Currently, the roles of the chairman and chief executive officer are combined. In April 2011, our Board designated Mr. Quandt, a non-employee independent director, to serve as its lead independent director. The lead independent director will be responsible for coordinating the activities of the other independent directors, chairing executive sessions of the independent directors, reviewing and overseeing the Board agenda and leading the Board in connection with matters that require a leader other than the chairman. He will also facilitate information flow and communication by acting as a liaison between the non-employee directors and management. Our Board believes that the current Board leadership structure is best for our Company and our stockholders at this time.
Our Board has eight independent members and one non-independent member. A number of our independent Board members are currently serving or have served as members of senior management of other public companies and have served as directors of other public companies. We have three standing Board committees comprised solely of directors who are considered independent under the NYSE standards. We believe that the number of independent, experienced directors that make up our Board benefits our Company and our stockholders.
Our Board is primarily responsible for overseeing our risk management processes. Our Board, as a whole, determines the appropriate level of risk for our Company, assesses the specific risks that we face and reviews management’s strategies for adequately mitigating and managing the identified risks. Although our Board administers this risk management oversight function, our audit committee, nominating and corporate governance committee and compensation committee support our Board in discharging its oversight duties and address risks inherent in their respective areas. We believe this division of responsibilities is an effective approach for addressing the risks we face and that our Board leadership structure supports this approach. In particular, the audit committee is responsible for considering and discussing our significant accounting and financial risk exposures and the actions management has taken to control and monitor these exposures, and the nominating and corporate governance committee is responsible for considering and discussing our significant corporate governance risk exposures and the actions management has taken to control and monitor these exposures. Going forward, we expect that the audit committee and the nominating and corporate governance committee will receive periodic reports from management at least quarterly regarding our assessment of such risks. While the Board oversees our risk management, company management is responsible for day-to-day risk management processes. Our Board expects company management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies adopted by the audit committee and the Board. Our Board believes its administration of its risk oversight function has not affected the Board’s leadership structure.
The compensation committee, with input from our management, assists our Board in reviewing and assessing whether any of our compensation policies and programs could potentially encourage excessive risk-taking. In considering our employee compensation policies and practices, the compensation committee reviews, in depth, our policies related to payment of salaries and wages, commissions, benefits, bonuses, stock-based compensation and other compensation-related practices and considers the relationship between risk management policies and practices, corporate strategy and compensation.

Board Independence
In accordance with NYSE rules and Demand Media’s corporate governance guidelines, our Board has determined that all nominees for election to the Board at the annual meeting and all continuing directors, other than Mr. Rosenblatt, are independent under the rules of the NYSE. In making this determination, the Board considered all relationships between us and each director and each director’s family members.
Board Meetings
Our Board held nineteen (19) meetings and acted by written consent one (1) time during fiscal year 2012. During fiscal year 2012, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served other than Messrs. Bhandari, Guber and James, each of whom attended at least 75% of the regularly convened quarterly board meetings, during which the Company's financial and operating performance is generally reviewed in greater detail. In early 2012, during which the Board was considering a strategic transaction, the Board held multiple telephonic meetings which resulted in significantly more board meetings in 2012 compared to previous years. Except in unusual circumstances, the Chairman of the Board, Mr. Rosenblatt, or his designee, determines the order of business and the procedure at each meeting, including the regulation of the manner of voting and the conduct of business. The Board regularly meets in executive session without management or other employees present. We encourage all of our directors and nominees for director to attend our annual meeting of stockholders; however, attendance is not mandatory. One (1) director attended our annual meeting of stockholders in 2012.
Board Committees
Our Board maintains a standing audit committee, nominating and corporate governance committee and compensation committee. To view the charter of each of these committees please visit our website at http://demandmedia.com/corporategovernance. In addition, the charters for each of our committees are available in print to any stockholder who requests a copy. Please direct all requests to our Corporate Secretary, Demand Media, Inc., 1630 Stewart Street, Suite 120, Santa Monica, California 90404. The membership of all of our standing Board committees as of the record date is as follows:

Director		Audit	Nominating and Governance	Compensation
John A. Hawkins		**	**
Joshua G. James				**
Peter Guber			C
Fredric W. Harman			**	C
James R. Quandt		**		**
Robert R. Bennett		C

**	Member
“C”	Chairperson
Audit Committee
We have an audit committee that has responsibility for, among other things, overseeing management’s maintenance of the reliability and integrity of our accounting policies and financial reporting and our disclosure practices; overseeing management’s establishment and maintenance of processes to assure that an adequate system of internal control is functioning; reviewing our annual and quarterly financial statements; appointing and evaluating the independent accountants and considering and approving any non-audit services proposed to be performed by the independent accountants; and discussing with management and our Board our policies with respect to risk assessment and risk management, as well as our significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures, if any. The audit committee met twelve (12) times during fiscal 2012.
The current members of our audit committee are Messrs. Bennett, Hawkins and Quandt with Mr. Bennett serving as the committee’s chair since June 2011. All members of our audit committee meet the requirements for financial literacy, and each of the members meets the requirements for independence, under Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the applicable rules and regulations of the NYSE. Our Board has also determined that Messrs. Bennett and Quandt are each an audit committee “financial expert,” as that term is defined by the applicable rules of the Securities and Exchange Commission (the “SEC”), and has the requisite financial sophistication as defined under the applicable rules and regulations of the NYSE. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and the NYSE. A copy of the audit committee charter is available on our website at http://demandmedia.com/corporategovernance.
Nominating and Corporate Governance Committee
We have a nominating and corporate governance committee that has responsibility for, among other things, recommending persons to be selected by our Board as nominees for election as directors and to fill any vacancies on our Board; considering and recommending to our Board qualifications for the position of director and policies concerning the term of office of directors and the composition of our Board; and considering and recommending to our Board other actions relating to corporate governance. The members of our nominating and corporate governance committee are Messrs. Guber, Harman and Hawkins, with Mr. Guber serving as the committee’s chair. All members of our nominating and corporate governance committee meet the independence requirements of the NYSE. When recommending persons to be selected by the Board as nominees for election as directors, the nominating and corporate governance committee considers such factors as the individual’s personal and professional integrity, ethics and values, experience in corporate management, experience in the Company’s industry and with relevant social policy concerns, experience as a Board member of another publicly held company, academic expertise in an area of the Company’s operations and practical and mature business judgment. In addition, the nominating and corporate governance committee considers diversity of relevant experience, expertise and background in identifying nominees for directors. When formulating its Board membership recommendations, the nominating and corporate governance committee will also consider any advice and recommendations offered by our Chief Executive Officer or our stockholders. The nominating and corporate governance committee may delegate any or all of its responsibilities to a subcommittee, but only to the extent consistent with the Company’s certificate of incorporation, bylaws, Corporate Governance Guidelines, NYSE rules and other applicable law. The nominating and corporate governance committee operates under a written charter that satisfies the applicable standards of the NYSE. A copy of the nominating and corporate governance committee charter is available on our website at http://demandmedia.com/corporategovernance.
The nominating and corporate governance committee will consider director candidates recommended by stockholders. For a stockholder to make any nomination for election to the Board at an annual meeting, the stockholder must provide notice, which notice must be delivered to, or mailed and received at, our principal executive offices not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered, or mailed and received, not earlier than the 120th and not later than the 90th day prior to the date of the annual meeting or, if later, the 10th day following the date on which public disclosure of the date of such annual meeting is made. Further updates and supplements to such notice may be required at the times and in the forms required under our bylaws. As set forth in our bylaws, submissions must include, among other things, the name and address of the proposed nominee; the class or series and number of shares of the Company that are, directly or indirectly, owned of record or beneficially owned by such proposed nominee; information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Exchange Act; a description of all direct and indirect compensation and other material monetary agreements during the past three years between the nominating person and the proposed nominee; and a completed and signed questionnaire, representation and agreement of the proposed nominee. Our bylaws also specify further requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director review a copy of our bylaws, as amended and restated to date, which is available, without charge, from our Corporate Secretary, at 1630 Stewart Street, Suite 120, Santa Monica, California 90404.
The nominating and corporate governance committee did not receive any director recommendations from a stockholder for consideration at the 2013 annual meeting.
Compensation Committee
We have a compensation committee that has responsibility for, among other things, reviewing management and employee compensation policies, plans and programs; monitoring performance and compensation of our executive officers and other key employees; preparing recommendations and periodic reports to our Board concerning these matters; and administering our equity incentive plans. The compensation committee met eight (8) times and acted by written consent four (4) times during fiscal 2012. The members of our compensation committee are Messrs. Harman, James and Quandt, with Mr. Harman serving as the committee’s chair. Our Board has determined that each of Messrs. Harman, James and Quandt is independent under the applicable rules and regulations of the SEC, the NYSE and the Internal Revenue Code. The compensation committee has delegated certain of its responsibilities to a subcommittee with respect to the grant of equity awards to non-executives, consistent with the Company’s certificate of incorporation, bylaws, Section 162(m) of the Code, NYSE rules and other applicable law. The compensation committee operates under a written charter that satisfies the applicable standards of the NYSE. A copy of the compensation committee charter is available on our website at http://demandmedia.com/corporategovernance.
Communication with the Board
Interested persons, including stockholders, may communicate with our Board, including the non-management directors, by sending a letter to our Corporate Secretary at our principal executive offices at 1630 Stewart Street, Suite 120, Santa Monica, California 90404. Our Corporate Secretary will submit all correspondence to the lead non-management director and to any specific director to whom the correspondence is directed.
Code of Business Conduct and Ethics
Our Board has adopted a code of business conduct and ethics that applies to all of our employees, executive officers and directors. Our code of business conduct and ethics can be found in the corporate governance section of our website at http://demandmedia.com/corporategovernance. In addition, our code of business conduct and ethics is available in print to any stockholder who requests a copy. Please direct all requests to our Corporate Secretary, Demand Media, Inc., 1630 Stewart Street, Suite 120, Santa Monica, California 90404.
Compensation of Directors
The following table sets forth information concerning the compensation of our directors during the year ended December 31, 2012:

Name(1)	Fees Earned or Paid in Cash($)	Stock Awards($)(2)	Total($)
Fredric W. Harman	—	—	—
Victor E. Parker(7)	—	—	—
Gaurav Bhandari	—	—	—
John A. Hawkins	—	—	—
James R. Quandt(8)	61,750(3)	75,900	137,650
Peter Guber(8)	38,000(4)	75,900	113,900
Joshua G. James(8)	53,750(5)	75,900	129,650
Robert R. Bennett(9)	45,000(6)	75,900	120,900

(1)
Mr. Rosenblatt, our Chairman and Chief Executive Officer, is not included in this table as he is an employee of the Company and does not receive additional compensation for his service as a director. All of the compensation paid to Mr. Rosenblatt for the services he provides to us is reflected in the Summary Compensation Table.

(2)
Amounts reflect the full grant date fair value of restricted stock units granted during 2012, computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all restricted stock unit awards made to directors in Note 11 to the Company’s audited consolidated financial statements filed with the Company’s Annual Report on Form 10-K filed on March 5, 2013. There can be no assurance that awards will vest (and if the awards do not vest, no value will be realized by the individual), or that the value upon vesting will approximate the aggregate grant date fair value determined under ASC Topic 718.

(3)
Amount represents the sum of (a) the annual $30,000 cash retainer earned by Mr. Quandt as an outside director; (b) $8,000 earned with respect to services rendered as a non-chair member of the audit committee; (c) $5,000 earned with respect to services rendered as a non-chair member of the compensation committee; and (d) $18,750 earned with respect to services rendered as a member of a special committee formed by the Board in 2012 (the “Special Committee”). The Special Committee has served its function and is no longer convening.

(4)
Amount represents the sum of (a) the annual $30,000 cash retainer earned by Mr. Guber as an outside director; and (b) $8,000 earned with respect to services rendered as the chair of the nominating and corporate governance committee.

(5)
Amount represents the sum of (a) the annual $30,000 cash retainer earned by Mr. James as an outside director; (b) $5,000 earned with respect to services rendered as a non-chair member of the compensation committee; and (c) $18,750 earned with respect to services rendered as a member of the Special Committee. The Special Committee has served its function and is no longer convening.

(6)
Amount represents the sum of (a) the annual $30,000 cash retainer earned by Mr. Bennett as an outside director; and (b) $15,000 earned with respect to services rendered as chair of the audit committee.

(7)	Mr. Parker served as a member of the Special Committee but waived all fees payable to him in connection with such service.

(8)	As of December 31, 2012, 6,251 unvested restricted stock units and 52,500 stock options were held by such director.

(9)	As of December 31, 2012, 6,251 unvested restricted stock units and 37,500 stock options were held by such director.
Narrative Disclosure to Director Compensation Table
Since 2010, the Company has maintained a compensation program for non-employee directors not affiliated with Spectrum Equity, Oak Investment Partners, Generation Partners and/or Goldman Sachs (the “outside directors compensation program”), which the Board amended in 2012. The outside director compensation program is intended to fairly compensate each of these directors with cash and equity compensation for the time and effort necessary to serve as a member of our Board.
Cash compensation. Under the cash compensation component of the outside director compensation program, which was not modified in connection with the 2012 amendment of such program, each outside director was entitled to receive, for 2012 services, an annual base fee for his or her services of $30,000, payable in quarterly installments in arrears in conjunction with quarterly meetings of our Board. In addition, each outside director who served as the chair of the audit, compensation or nominating and corporate governance committees was entitled to receive an additional annual cash retainer of $15,000, $10,000 or $8,000, respectively. Outside directors that served as non-chair members of the audit, compensation or nominating and corporate governance committees were entitled to receive additional annual cash retainers of $8,000, $5,000 or $4,000, respectively.
Equity compensation. In 2012, the Board amended the outside director compensation program to provide that, effective with respect to the calendar year 2012 and thereafter, each outside director would become entitled to receive a one-time restricted stock units grant covering 18,750 shares of our common stock upon the outside director’s initial election to the Board. In addition, pursuant to the 2012 amendment, on the date of each Company annual stockholder meeting, any outside director who will continue in service following such meeting is entitled to receive an annual restricted stock units grant covering 7,500 shares of our common stock. The equity grants made to the outside directors in calendar year 2012 vest in twelve substantially equal installments starting on the applicable grant date and on every three-month anniversary of such date thereafter, subject to each respective outside director's continued service on our Board. For equity grants to be made to our outside directors in calendar year 2013 and thereafter, both initial restricted stock units grants and annual restricted stock units grants will vest in twelve substantially equal installments on each three-month anniversary of the applicable grant date, subject to each respective outside director’s continued service on our Board. In addition, annual grants automatically accelerate and vest in full if an outside director ceases to be an outside director due to his death or disability or if an outside director stands for reelection but is not re-elected to the Board.

ITEM 2
RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS
Summary
The audit committee of our Board has selected PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as our independent registered public accountants for the year ending December 31, 2013, and has further directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the annual meeting. A representative of PricewaterhouseCoopers is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.
Stockholder ratification of the selection of PricewaterhouseCoopers as our independent registered public accountants is not required by our bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the audit committee determines that such a change would be in our and our stockholders best interests.
Board Recommendation
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2013.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 18, 2013 for:

•	each person, or group of affiliated persons, who we know beneficially owns more than 5% of our outstanding shares of common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our current directors and executive officers as a group.
Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 86,934,968 shares of common stock outstanding at April 18, 2013. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options and/or restricted stock units held by that person or entity that are currently exercisable or exercisable within 60 days of April 18, 2013. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Demand Media, Inc., 1630 Stewart Street, Suite 120, Santa Monica, California 90404.

Name	Shares of Common Stock	Rights to Acquire Common Stock(1)	Total Shares Beneficially Owned	Percentage of Outstanding Common Stock
5% Beneficial Owners
Entities affiliated with Oak Investment Partners(2)	22,435,316	—	22,435,316	25.81%
Entities affiliated with Spectrum Equity(3)	13,852,704	—	13,852,704	15.93%
Entities affiliated with W Capital Partners(4)	5,995,394	—	5,995,394	6.90%
Goldman Sachs Investment Partners Master Fund, L.P.(5)	5,833,333	—	5,833,333	6.71%
Entities affiliated with FMR LLC(6)	5,439,186	—	5,439,186	6.26%
Capital Research Global Investors(7)	5,134,460	—	5,134,460	5.91%
Directors and Executive Officers
Richard M. Rosenblatt(8)	3,476,184	2,788,486	6,264,670	7.21%
Charles S. Hilliard(9)	17,746	558,125	575,871	*
Mel Tang(10)	60,367	176,646	237,013	*
Joanne K. Bradford(11)	123,424	239,166	362,590	*
Fredric W. Harman(12)	22,435,316	—	22,435,316	25.81%
Victor E. Parker(13)	13,852,704	—	13,852,704	15.93%
Gaurav Bhandari(14)	5,833,333	—	5,833,333	6.71%
John A. Hawkins(15)	3,999,999	—	3,999,999	4.60%
James R. Quandt(16)	38,540	46,875	85,415	*
Peter Guber(17)	120,924	46,875	167,799	*
Joshua G. James(18)	34,601	46,875	81,476	*
Robert R. Bennett(19)	101,874	28,750	130,624	*
Matthew P. Polesetsky (20)	39,479	105,645	145,124	*
Taryn J. Naidu(21)	44,167	221,371	265,538	*
Michael L. Blend (22)	569,120	83,301	652,421	*
All current executive officers and directors (including nominees) as a group (15 persons)(23)	50,747,778	4,342,115	55,089,893	63.37%

*	Represents beneficial ownership of less than 1%.

(1)
Represents shares which the person or group has a right to acquire within sixty (60) days of April 18, 2013, upon the exercise of options, the vesting of restricted stock units or the purchase of shares pursuant to our Demand Media, Inc. 2010 Employee Stock Purchase Plan.

(2)
Based upon a Schedule 13G filed with the SEC on February 13, 2012 by Oak Investment Partners XI, Limited Partnership, Oak Associates XI, LLC, Oak Investment Partners XII, Limited Partnership, Oak Associates XII, LLC and Oak Management Corporation, includes (i) 7,693,877 shares held by Oak Investment Partners XII, Limited Partnership and (ii) 14,741,439 shares held by Oak Investment Partners XI, Limited Partnership. Mr. Harman, one of our directors, is a Managing Member of Oak Associates XI, LLC (which is the General Partner of Oak Investment Partners XI, L.P.) and of Oak Associates XII, LLC (which is the General Partner of Oak Investment Partners XII, L.P.). Mr. Harman may be deemed to share power to vote and dispose of the shares held by Oak Investment Partners XI, L.P. and Oak Investment Partners XII, L.P. The names of the parties who may be deemed to share power to vote and dispose of the shares held by Oak Investment Partners XI, L.P. with Mr. Harman are Bandel L. Carano, Anne H. Lamont, Edward F. Glassmeyer and Gerald R. Gallagher, all of whom are Managing Members of Oak Associates XI, LLC, the General Partner of Oak Investment Partners XI, L.P. The names of the parties who may be deemed to share power to vote and dispose of the shares held by Oak Investment Partners XII, L.P. with Mr. Harman are Bandel L. Carano, Anne H. Lamont, Edward F. Glassmeyer, Gerald R. Gallagher, Grace A. Ames, Iftikar A. Ahmed and Warren B. Riley, all of whom are Managing Members of Oak Associates XII, LLC, the General Partner of Oak Investment Partners II, L.P. Each of the above listed individuals disclaims beneficial ownership of the shares held by such partnerships, except to the extent of their individual pecuniary interest therein. The address of the entities and Mr. Harman is 525 University Avenue, Ste 1300, Palo Alto, CA 94301.

(3)
Based upon a Schedule 13G filed with the SEC on February 13, 2012 by Spectrum Equity Investors V, L.P. (“SEI V”), Spectrum Equity Associates V, L.P., SEA V Management, LLC and Spectrum V Investment Managers' Fund, L.P. (“IMF V,” together with SEI V, the ”Spectrum Funds”), includes (i) 13,783,442 shares held by SEI V, the general partner of which is Spectrum Equity Associates V, L.P., the general partner of which is SEA V Management, LLC, over which Brion B. Applegate, William P. Collatos, Kevin J. Maroni, Randy J. Henderson, Michael J. Kennealy, Victor E. Parker and Christopher T. Mitchell exercise voting and dispositive power and (ii) 69,262 shares held by IMF V, the general partner of which is SEA V Management, LLC, over which Brion B. Applegate, William P. Collatos, Kevin J. Maroni, Randy J. Henderson, Michael J. Kennealy, Victor E. Parker and Christopher T. Mitchell exercise voting and dispositive power. Each of the controlling entities, individual general partners and managing directors of the Spectrum Funds, as the case may be, including Mr. Parker who is a managing director of the general partner of SEI V and a managing director of the general partner of IMF V, and serves on our Board, Brion B. Applegate, William P. Collatos, Kevin J. Maroni, Randy J. Henderson, Michael J. Kennealy, Victor E. Parker and Christopher T. Mitchell disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein. The principal business address of each of the Spectrum Funds is 333 Middlefield Road, Suite 200, Menlo Park, CA 94025.

(4)
Based upon a Schedule 13G/A filed with the SEC on February 13, 2013 by W Capital Partners II, L.P., WCP GP II, L.P., W Capital Partners Orchid, L.P. and WCP GP II, LLC, includes (i) 1,308,440 shares held by W Capital Partners Orchid, L.P. and (ii) 4,686,954 shares held by W Capital Partners II, L.P. The sole general partner of W Capital Partners II, L.P. is WCP GP II, L.P. The sole general partner of W Capital Partners Orchid, L.P. and WCP GP II, L.P. is WCP GP II, LLC. The managing members of WCP GP II, LLC exercise voting and investment power over securities held by W Capital Partners II, L.P. and W Capital Partners Orchid, L.P. The managing members of WCP GP II, LLC are Robert Migliorino, David Wachter and Stephen Wertheimer, each of whom disclaims beneficial ownership of the securities held by W Capital Partners II, L.P. and W Capital Partners Orchid, L.P., except to the extent of any pecuniary interest therein. The address of these entities is 1 East 52nd Street, Fifth Floor, New York, NY 10022.

(5)
Based upon a Schedule 13G filed with the SEC on February 14, 2012 by Goldman Sachs Asset Management, L.P. and GS Investment Strategies, LLC, these shares are beneficially owned by Goldman Sachs Investment Partners Master Fund, L.P., a fund affiliated with The Goldman Sachs Group, Inc. (the “Goldman Fund”). Wholly-owned subsidiaries of The Goldman Sachs Group, Inc. are the general partner and the investment manager of the Goldman Fund. The Goldman Sachs Group, Inc. disclaims beneficial ownership of the common units owned by the Goldman Fund, except to the extent of its pecuniary interest therein, if any. This does not include any securities, if any, beneficially owned by any operating units of The Goldman Sachs Group, Inc., its subsidiaries or affiliates whose ownership of securities is disaggregated from the Goldman Fund in accordance with positions taken by the Securities and Exchange Commission and its staff. The address for The Goldman Sachs Group, Inc. is 200 West Street, New York, NY 10282.

(6)
Based upon a Schedule 13G filed with the SEC on February 14, 2013 by FMR LLC (“FMR”), includes (i) 5,429,686 shares held by Fidelity Management & Research Company (“Fidelity”), and (ii) 9,500 shares held by Pyramis Global Advisors Trust Company (“Pyramis”). Fidelity is a wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Edward C. Johnson 3d (“Johnson”) and FMR, through their respective control of Fidelity, and the Fidelity Funds each exercise investment power over securities held by Fidelity. The Fidelity Funds' Boards of Trustees exercises voting power over the securities held by Fidelity. Pyramis is an indirect wholly-owned subsidiary of FMR. Johnson and FMR, through their respective control of Pyramis, each exercises voting and investment power over the securities held by Pyramis. The address for Fidelity is 82 Devonshire Street, Boston, MA 02109. The address for Pyramis is 900 Salem Street, Smithfield, RI 02917.

(7)
Based upon a Schedule 13G filed with the SEC on February 13, 2013 by Capital Research Global Investors (“CRGI”), includes 5,134,460 shares held by CRGI as a result of CRGI acting as an investment adviser registered under Section 8 of the Investment Company Act of 1940. The address for CRGI is 333 South Hope Street, Los Angeles, CA 90401.

(8)
Includes 413,822 shares held by the Rosenblatt 2007 Grantor Retained Annuity Trust dated July 12, 2007, 2,625,199 shares held by The Rosenblatt Family Trust U/A/D 9/29/2000, 2,772,861 shares subject to options that are exercisable within 60 days of April 18, 2013, and 15,625 shares subject to restricted stock units that will vest within 60 days of April 18, 2013.

(9)
Includes 17,746 shares held by the Charles & Michelle Hilliard Family Trust Dated 1/25/01, 556,250 shares subject to options that are exercisable within 60 days of April 18, 2013, and 1,875 shares subject to restricted stock units that will vest within 60 days of April 18, 2013.

(10)
Includes 56,617 shares held by The Tang Family Trust dated December 8, 2009, of which Mr. Tang is trustee, 151,041 shares subject to options that are exercisable within 60 days of April 18, 2013, 24,355 shares subject to restricted stock units that will vest within 60 days of April 18, 2013, and 1,250 shares that shall be acquired pursuant to our Demand Media, Inc. 2010 Employee Stock Purchase Plan within 60 days of April 18, 2013.

(11)	Includes 227,083 shares subject to options that are exercisable within 60 days of April 18, 2013, and 12,083 shares subject to restricted stock units that will vest within 60 days of April 18, 2013.

(12)
Includes 22,435,316 shares held by entities affiliated with Oak Investment Partners as described in footnote (2) above. Mr. Harman, one of our directors, is a Managing Member of Oak Associates XI, LLC and of Oak Associates XII, LLC. Mr. Harman disclaims any beneficial ownership of these shares except to the extent of his pecuniary interest therein, if any. The address for Mr. Harman is 525 University Avenue, Ste 1300, Palo Alto, CA 94301.

(13)
Includes 13,852,704 shares held by entities affiliated with Spectrum Equity as described in footnote (3) above. Mr. Parker, one of our directors, is a managing director of the general partner of SEI V and a managing director of the general partner of IMF V. Mr. Parker is also a limited partner of the general partner of SEI V and a limited partner of IMF V. Mr. Parker disclaims any beneficial ownership of these shares except to the extent of his pecuniary interest therein, if any. The address for Mr. Parker is 333 Middlefield Road, Suite 200, Menlo Park, CA 94025.

(14)
Includes 5,833,333 shares beneficially owned by the Goldman Fund as described in footnote (5) above. Mr. Bhandari, one of our directors, is a Managing Director of Goldman, Sachs & Co. Mr. Bhandari disclaims any beneficial ownership of these shares except to the extent of his pecuniary interest therein, if any. The address for Mr. Bhandari is 200 West Street, New York, NY 10282.

(15)
Includes (i) 3,965,953 shares held by Generation Capital Partners II LP (“GCP”) and (ii) 34,046 shares held by Generation Members’ Fund II LP (“GMF,” and together with GCP, the “Generation Funds”). Mr. Hawkins, one of our directors, is Managing Partner and co-founder of Generation Partners and has shared power to vote and dispose of the shares held by the Generation Funds. These shares may be deemed to be beneficially owned by Mr. Hawkins and the Generation Funds. Each of Mr. Hawkins and the Generation Funds disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein. The address for Mr. Hawkins is One Maritime Plaza, Ste 1555, San Francisco, CA 94111 and the address for the Generation Funds is One Greenwich Office Park, Greenwich, CT 06831.

(16)	Includes 46,250 shares subject to options that are exercisable within 60 days of April 18, 2013, and 625 shares subject to restricted stock units that will vest within 60 days of April 18, 2013.

(17)
Includes 119,050 shares held by the Guber Family Trust, 46,250 shares subject to options that are exercisable within 60 days of April 18, 2013, and 625 shares subject to restricted stock units that will vest within 60 days of April 18, 2013.

(18)
Includes 22,727 shares held by Cocolalla, LLC, of which Mr. James is the Managing Member, 10,000 shares held by The James Family Charitable Remainder Trust Dated 10/13/09, Leeland S. McCullough Trustee, of which Mr. James exerts control over the disposition of such shares and of which Mr. James' immediate family are beneficiaries, 46,250 shares subject to options that are exercisable within 60 days of April 18, 2013, and 625 shares subject to restricted stock units that will vest within 60 days of April 18, 2013.

(19)
Includes 100,000 shares held by Hilltop Investments, of which Mr. Bennett is a manager and member, 28,125 shares subject to options that are exercisable within 60 days of April 18, 2013, and 625 shares subject to restricted stock units that will vest within 60 days of April 18, 2013.

(20)
Includes 96,374 shares subject to options that are exercisable within 60 days of April 18, 2013, 8,021 shares subject to restricted stock units that will vest within 60 days of April 18, 2013, and 1,250 shares that shall be acquired pursuant to our Demand Media, Inc. 2010 Employee Stock Purchase Plan within 60 days of April 18, 2013.

(21)
Includes 200,328 shares subject to options that are exercisable within 60 days of April 18, 2013, 19,793 shares subject to restricted stock units that will vest within 60 days of April 18, 2013, and 1,250 shares that shall be acquired pursuant to our Demand Media, Inc. 2010 Employee Stock Purchase Plan within 60 days of April 18, 2013.

(22)
Includes 118,802 shares held by the Michael Louis Blend Revocable Trust, of which Mr. Blend is the trustee; 383,651 shares held by Folie Investment Group, LLC, of which Mr. Blend is the managing member; 66,667 shares held by a charitable remainder trust, of which Mr. Blend is a trustee and Mr. Blend and his wife are the beneficiaries; 82,051 shares subject to options that are exercisable within 60 days of April 18, 2013; and 1,250 shares that shall be acquired pursuant to our Demand Media, Inc. 2010 Employee Stock Purchase Plan within 60 days of April 18, 2013. Mr. Blend (and his wife, with respect to the charitable remainder trust) disclaims beneficial ownership of the shares held by Folie Investment Group, LLC, except to the extent of any pecuniary interest therein.

(23)
Includes an aggregate of 4,342,115 shares subject to options and restricted stock units that are exercisable, will vest or shall be acquired pursuant to our Demand Media, Inc. 2010 Employee Stock Purchase Plan, as applicable, within 60 days of April 18, 2013 that are held by our directors and officers as a group.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This section discusses the principles underlying the material components of our executive compensation program for our executive officers who are named in the “Summary Compensation Table” and the factors relevant to an analysis of these policies and decisions. These “named executive officers” for 2012 are Richard M. Rosenblatt, Chairman and Chief Executive Officer; Charles S. Hilliard, former President and Chief Financial Officer; Mel Tang, Chief Financial Officer; Joanne K. Bradford, Chief Revenue and Marketing Officer; Taryn J. Naidu, Executive Vice President, Registrar Services; and Michael L. Blend, former President and Chief Operating Officer. In August 2012, (i) Mr. Hilliard resigned as our President and Chief Financial Officer and became a consultant to the Company's Board of Directors, (ii) Mr. Tang was promoted to Chief Financial Officer and (iii) Mr. Blend was promoted to President and Chief Operating Officer. In addition, Mr. Blend subsequently resigned as our President and Chief Operating Officer in February 2013.
Specifically, this section provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each compensation component that we provide. In addition, we explain how and why the compensation committee of our Board arrived at specific compensation policies and decisions involving our named executive officers during 2012.
Each of the key elements of our executive compensation program is discussed in more detail below. Our compensation programs are designed to be flexible and complementary and to collectively serve the principles and objectives of our executive compensation and benefits program.
Executive Summary

The following table sets forth the key elements of our named executive officers' compensation, along with the primary objective associated with each element of compensation.

Compensation Element	Primary Objective
Base salary	To compensate ongoing performance of job responsibilities and provide a fixed and knowable minimum income level as a necessary tool in attracting and retaining executives.
Annual performance-based cash compensation (bonuses and sales commissions, as applicable)	To incentivize the attainment of short-term corporate objectives and individual contributions to the achievement of those objectives.
Long-term equity incentive compensation
To emphasize long-term performance objectives, align the interests of our named executive officers with stockholder interests, encourage the maximization of stockholder value and retain key executives.

Severance and change in control benefits
To encourage the continued attention and dedication of our named executive officers and provide reasonable individual security to enable our named executive officers to focus on our best interests, particularly when considering strategic alternatives that may adversely impact our named executive officers.

Retirement savings (401(k)) plan	To provide retirement savings in a tax-efficient manner.
Health and welfare benefits	To provide standard protections from health, dental, vision, death and disability risks as part of a market-competitive compensation package.

To serve the foregoing objectives, our overall compensation program is generally designed to be flexible and complementary rather than purely formulaic. In alignment with the objectives set forth above, our compensation committee generally determines the overall compensation of our named executive officers and its allocation among the elements described above, relying on the analyses and advice provided by its compensation consultant as well as input from our management team.

Our compensation decisions for the named executive officers in 2012, including each of the key elements of our executive compensation program, are discussed in more detail below. This discussion is intended to be read in conjunction with the executive compensation tables and related disclosures.

Executive Compensation Philosophy and Objectives
We operate in the highly competitive and dynamic digital media and Internet industries, which are characterized by frequent technological advances, rapidly changing market requirements, and the regular emergence of new market entrants. To succeed in this environment, we must continuously develop and refine new and existing products and services, devise new business models, and demonstrate an ability to quickly identify and capitalize on new business opportunities. To achieve these objectives, we need a highly talented and seasoned team of technical, sales, marketing, operations, financial and other business professionals.
We recognize that our ability to attract and retain these professionals, as well as to grow our organization, largely depends on how we compensate and reward our employees. We strive to create an environment that is responsive to the needs of our employees, is open towards employee communication and continual performance feedback, encourages teamwork and rewards commitment and performance. The principles and objectives of our compensation and benefits programs for our executive officers, including our named executive officers, are to:

•
attract, engage and retain the best executives to work for us, with the necessary experience and managerial talent to enable us to be an employer of choice in the highly competitive and dynamic industries in which we operate;

•	align compensation with our corporate strategies, business and financial objectives and the long-term interests of our stockholders;

•	motivate and reward executives whose knowledge, skills and performance ensure our continued success; and

•	ensure that our total compensation is fair, reasonable and competitive.
We compete with many other companies in seeking to attract and retain experienced and skilled executives. To meet this challenge, we have embraced a compensation philosophy of offering our executive officers competitive compensation and benefits packages that are focused on long-term value creation and which reward our executive officers for achieving our financial and strategic objectives.
Roles of Our Board of Directors, Compensation Committee and Chief Executive Officer in Compensation Decisions
Historically, the initial compensation arrangements with our executive officers, including the named executive officers, have been determined in arm's-length negotiations with each individual executive. Typically, our Chief Executive Officer has been responsible for negotiating these arrangements (except with respect to his own compensation) with the oversight and final approval of our compensation committee. The compensation arrangements have been influenced by a variety of factors, including, but not limited to:

•	our financial condition and available resources;

•	our need to fill a particular position;

•
an evaluation of the competitive market (including a defined peer group) by third party experts, including the compensation committee's compensation consultant, as well as based on the collective experience of the members of the compensation committee with other similar companies;

•	the individual's experience and expertise; and

•	the compensation levels of our other executive officers,
each as of the time of the applicable compensation decision. Generally, the focus of these arrangements has been to recruit skilled individuals to help us meet our product development, sales, customer acquisition and growth objectives, while continuing to achieve our financial growth goals, as well as to maintain the level of talent and experience needed to further the growth of the Company.
The compensation committee is responsible for overseeing our executive compensation program, as well as determining and approving the ongoing compensation arrangements for our Chief Executive Officer and other executive officers, including the other named executive officers. For 2012, our Chief Executive Officer reviewed the performance of the other executive officers, including the other named executive officers and, based on this review, along with the factors described above, made non-binding recommendations to the compensation committee with respect to the total compensation, including each individual component of compensation, of these individuals for the coming year. For 2012, the compensation committee determined the total compensation, including each individual component of compensation, for our other named executive officers, taking into account the recommendations from our Chief Executive Officer. Further, for 2012, the compensation committee reviewed the performance of our Chief Executive Officer and, based on this review and the factors described above, determined his total compensation, including each individual component of compensation, for the coming year.
The current compensation levels of our executive officers, including our named executive officers, primarily reflect the varying roles and responsibilities of each individual, as well as the length of time each executive officer has been employed by the Company.
Say-On-Pay; Say-On-Frequency
At our 2011 annual meeting and our first as a public company, our stockholders cast an advisory vote on the compensation of our named executive officers (a “say-on-pay proposal”), pursuant to which a substantial majority (94.9%) of the votes cast at that meeting were voted in favor of the say-on-pay proposal. In evaluating our executive compensation program subsequent to this advisory vote, the compensation committee considered the results of the say-on-pay proposal and other factors as discussed in this Compensation Discussion and Analysis. While each of these factors informed the compensation committee's decisions regarding the compensation of our named executive officers, the compensation committee did not implement significant changes to our executive compensation program in 2012 in light of the high level of stockholder support for our say-on-pay proposal in 2011. The compensation committee will continue to consider the outcome of the Company's future say-on-pay proposals when making future compensation decisions for our named executive officers.
In addition, at our 2011 annual meeting our stockholders cast an advisory vote on the frequency with which our stockholders should be asked to vote on a say-on-pay proposal (the “say-on-frequency proposal”), pursuant to which a substantial majority (94.8%) of the votes cast at that meeting were voted in favor of the say-on-frequency proposal (which proposed a triennial say-on-pay vote). Accordingly, our Board determined to provide our stockholders with the opportunity to cast a triennial vote on our say-on-pay proposal, with the next vote occurring at our annual meeting in 2014. We will hold our next say-on-frequency vote at our annual meeting in 2017.
Engagement of Compensation Consultant
The compensation committee is authorized to retain the services of one or more executive compensation advisors, in its discretion, to assist with the establishment and review of our compensation programs and related policies.
Since 2010, the compensation committee has engaged Compensia, Inc., a national compensation consulting firm, to provide executive compensation advisory services, to help evaluate our compensation philosophy and objectives and to provide guidance in administering our compensation program. In 2012, Compensia developed a peer group of comparable companies in the Internet and technology sectors and prepared a competitive market analysis of our executive compensation program to assist it in determining the appropriate level of overall compensation, as well as to assess each separate component of compensation, with the goal of understanding the competitiveness of the compensation we offer to our executive officers.
In 2012, Compensia provided reports containing a market analysis of our named executive officers' cash and long term incentive compensation levels. The market data included proxy information for companies in a peer group (where available) as well as data from a proprietary executive compensation survey that covered high-technology companies with annual revenues between $200 million and $500 million. The peer group consisted of the following companies: Ancestry.com, comScore, Constant Contact, DealerTrack Holdings, Dice Holdings, Digital River, Blucora (formerly InfoSpace), j2 Global, Kenexa, NIC, OpenTable, Shutterfly, The Active Network, ValueClick, Web.com Group and WebMD Health.
For purposes of determining 2012 compensation, this data was used as a single reference point by the compensation committee and considered together with the other factors described below. In the future, we anticipate that the compensation committee will continue to conduct an annual review of our executive officers' compensation and consider adjustments in executive compensation levels. Compensia was retained by and serves at the discretion of the compensation committee, and in 2012 provided no material services to us other than as described here.
In addition, the compensation committee has assessed the independence of Compensia pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Compensia from independently representing the compensation committee.

For purposes of determining 2013 compensation, based on an updated report provided by Compensia, the compensation committee did not make any changes to the peer group used in 2012.
Executive Compensation Program Principal Components
We designed the principal components of our executive compensation program to fulfill one or more of the principles and objectives described above. As noted above in our Executive Summary, compensation of our named executive officers during 2012 consisted of the following elements:

•	base salary;

•	annual incentive cash compensation (bonuses) and sales commissions, as applicable;

•	equity incentive compensation;

•	certain severance and change in control benefits;

•	a retirement savings (401(k)) plan; and

•	health and welfare benefits and certain limited perquisites and other personal benefits.
We view each component of our executive compensation program as related but distinct, and we also regularly reassess the total compensation of our executive officers to ensure that our overall compensation objectives are met. Historically, not all components have been provided to all executive officers. In addition, we have considered, in determining the appropriate level for each compensation component, but not relied on exclusively, our understanding of the competitive market based on the collective experience of members of our compensation committee, our recruiting and retention goals, our view of internal equity and consistency, the length of service of our executive officers, our overall performance and other considerations the compensation committee considers relevant. Except as described below, we have not adopted any formal or informal policy or guidelines for allocating compensation between currently-paid and long-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. Furthermore, we do not engage in any formal benchmarking of compensation.
We offer cash compensation in the form of base salaries and annual performance-based bonuses under our 2012 annual cash incentive plan that we believe appropriately reward our executive officers for their individual contributions to our business. In making 2012 bonus decisions, the compensation committee considered the Company's financial and operational performance as well as each executive officer's individual contributions during the year. With respect to Ms. Bradford only, due to the nature of her position and her direct oversight of key sales activities, we also offer her an opportunity to earn commissions based on our brand advertising and social media sales success to properly incentivize and reward her for her role in this key component of our business.
A key component of our executive compensation program is equity awards covering shares of our common stock. Prior to our initial public offering, as a privately-held company, we emphasized the use of equity to preserve capital and to incentivize our executive officers to focus on the growth of our overall enterprise value and, correspondingly, the creation of value for our stockholders. Through this compensation practice, we have tied a greater percentage of each executive officer's total compensation to stockholder returns and kept cash compensation at comparatively modest levels relative to our peer group, while providing the opportunity to be well-rewarded through equity if we perform well over time.
Under our equity compensation program, historically, we have used stock options, restricted stock and restricted stock units, collectively, as a significant component of compensation because we believe that these awards tie an individual's compensation to the creation of stockholder value over time. Following our initial public offering in 2011, we increased our use of restricted stock units as our primary equity incentive, as these awards provide employees (including our named executive officers) with a degree of protection from market volatility in our stock price, as compared to stock options. In addition, restricted stock units enable us to confer value in excess of simple future appreciation in share price where appropriate, while still tying compensation to longer-term stockholder return. While we offer relatively competitive base salaries, we believe, based on the collective experience of the members of our compensation committee, stock-based compensation is a more significant motivator in attracting skilled officers and employees for Internet-related and other technology companies.

Each of the primary elements of our executive compensation program is discussed in more detail below. While we have identified particular compensation objectives that each element of executive compensation serves, as noted above, our compensation programs are designed to be flexible and complementary and to collectively serve all of the executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation policy, each individual element, to a greater or lesser extent, serves each of our compensation objectives.
The following describes the primary components of our executive compensation program for each of our named executive officers during 2012, the rationale for that component, and how compensation amounts were determined.
Base Salary
To obtain the skills and experience that we believe are necessary to lead our growth, most of our executive officers, including the named executive officers, have been hired from larger organizations and/or from organizations that we acquired and subsequently integrated into our operations. Generally, their initial base salaries were established through arm's-length negotiation at the time the individual was hired, taking into account his or her qualifications, experience and prior salary level.
Thereafter, the base salaries of our executive officers, including the named executive officers, have been reviewed periodically by the compensation committee, and adjustments have been made as deemed appropriate based on such factors as the scope of an executive officer's responsibilities, individual contribution, prior experience, sustained performance and competitive market analysis. Decisions regarding base salary adjustments may also take into account the executive officer's current base salary, equity ownership and the amounts paid to the executive's peers inside the Company. In making base salary adjustments in years past, the compensation committee also took into consideration, in certain circumstances, the collective experience of its members with other companies. Base salaries are also customarily reviewed at the time of a promotion or other significant change in an executive officer's role or responsibilities.
In early 2012, the compensation committee approved base salary increases of approximately 2.5% for each of the named executive officers, effective April 1, 2012. The base salary increases reflected modestly improved market conditions, were based on each executive's level of responsibility and were intended to bring the named executive officers' base salaries in line with levels that the compensation committee determined to be the market standard for compensation paid to similarly-situated executives at other peer companies based on their general knowledge of the competitive market and the advice of the compensation consultant. In late April 2012, the compensation committee approved an additional base salary increase of 27% for Ms. Bradford, reflecting the compensation committee's desire to provide her with a salary commensurate with the additional responsibilities she assumed as the Company's Chief Marketing Officer in addition to her role as the Company's Chief Revenue Officer, based on market comparables for officers at similarly sized companies with similar levels of responsibility. In June 2012, the compensation committee approved an additional base salary increase of approximately 6.5% for Mr. Rosenblatt in order to make his base salary commensurate with the 50th percentile of the peer group established by the compensation committee's compensation consultant.
In late 2012, and in connection with the promotions of Messrs. Tang and Blend to Chief Financial Officer and President and Chief Operating Officer, respectively, the compensation committee approved base salary increases of 29% and 80% for Messrs. Tang and Blend, respectively, effective as of August 2012. Mr. Blend, who previously received a base salary of approximately $205,000 in his capacity as the Company's Executive Vice President, Media and Marketplace, received a more substantial base salary increase reflecting the compensation committee's desire to provide him with a market-standard salary commensurate with his new role overseeing all of the Company's business units as the Company's President and Chief Operating Officer.
In August 2012, Mr. Hilliard resigned as President and Chief Financial Officer of the Company and entered into a consulting agreement (the “Hilliard Consulting Agreement”), pursuant to which Mr. Hilliard receives an annual consulting fee of $30,000 payable in quarterly installments in arrears. Prior to his resignation, Mr. Hilliard's annual base salary was $333,125.
The actual base salaries and, in the case of Mr. Hilliard, consulting fees, paid to the named executive officers during 2012 are set forth in the “Summary Compensation Table” below.
Annual Incentive Cash Compensation and Sales Commissions
2012 Annual Cash Incentive Program. We use cash incentive awards to motivate our executive officers to achieve short-term financial and strategic objectives linked to our longer-term growth and other goals. Although our named executive officers have target annual incentive award opportunities, the determination of whether and how much of an award is paid is made at the discretion of the compensation committee, based in part on the Company's performance against our annual operating plan and established at the outset of each year after discussion with the management team. The target incentive award opportunities for the named executive officers are provided in the table below.

Determination of the 2012 annual cash incentive payouts for the named executive officers was based on funding of our company-wide incentive award pool. For 2012, the incentive award pool was funded based on our achievement of pre-established targets of Adjusted EBITDA, before expense associated with the company-wide incentive award pool. The pool initially funded at $800,000 based upon achievement of an Adjusted EBITDA (before expense associated with the company-wide incentive award pool cash incentive expense) threshold of $91.0 million for 2012, funding at the full target (100%) level of $8.5 million upon achievement of an Adjusted EBITDA (before expense associated with the company-wide incentive award pool) target of $113.8 million for 2012. The compensation committee had discretion to provide for additional funding of the incentive award pool upon achievement of Adjusted EBITDA (before expense associated with the company-wide incentive award pool cash incentive expense) levels above the full target level, however such target levels were not achieved in 2012. The compensation committee also had discretion to award cash incentive amounts taking into consideration both the Company's achievement of Adjusted EBITDA goals and other factors that it deemed appropriate in determining cash incentive levels, including the respective named executive officer's contributions to the Company's performance during 2012. The compensation committee considered, in determining the annual cash incentive payouts, factors including, but not limited to, the Chief Executive Officer's annual performance review of the other executive officers (including the other named executive officers) which reviews, among other things, the respective executive's initiative, teamwork and management and communications skills, and, with respect to the Chief Executive Officer, the compensation committee's annual assessment of the Chief Executive Officer's performance.
                In 2012, the Company achieved an Adjusted EBITDA (before expense associated with the company-wide incentive award pool) of approximately $110.3 million, which resulted in the funding of the Company's annual cash incentive award pool of approximately 81% of target, or approximately $6.9 million.  Although this would have resulted in the payment of annual cash incentive awards to the Company's employees, including the named executive officers, equal to approximately 81% of target, there was a smaller than expected number of total employees that were eligible to participate in the incentive award pool as of the payment date.  As a result, this funding level was sufficient to make incentive award payments to our employees, including our eligible named executive officers, in excess of 81% of target.  The compensation committee determined that most employees should receive cash incentive awards of approximately 100% of their respective target awards if it was determined that they met or exceeded their responsibility objectives as determined by their managers, and that our named executive officers should receive cash incentive awards at 92.5% of their respective target awards.  In determining to pay incentive awards at 92.5% of target for our named executive officers, the compensation committee considered the significant individual and collective efforts of our executive officers and their contributions to the Company's financial and operating performance during a year in which the Company dedicated substantial resources towards improving its production and distribution platform, while also investing in the necessary infrastructure to pursue its generic Top Level Name initiative.

The following table provides each eligible named executive officer's applicable target cash incentive for 2012 and actual cash incentive award earned in 2012. As Mr. Hilliard resigned in August 2012, he was not eligible to participate in our 2012 incentive compensation program.

Named Executive Officer	2012 Target Bonus (% Base Salary)	2012 Bonus (% of Target Bonus)
Richard M. Rosenblatt	$491,000(1)	$454,200
	(100%)	(92.5%)
Mel Tang	146,622	135,600
	(56%)(2)	(92.5%)
Joanne K. Bradford	180,000(3)	166,500
	(60%)	(92.5%)
Taryn J. Naidu	119,699(4)	110,700
	(50%)	(92.5%)
Michael L. Blend	150,611	139,300
	(57%)(5)	(92.5%)

(1)	Represents a bonus target of 100% of Mr. Rosenblatt's year-end annual base salary of $491,000, which became effective June 1, 2012.

(2)
Represents a blended percentage based on a target bonus percentage of (a) 50% of Mr. Tang's annual base salary of $235,000 paid from January 1, 2012 to March 31, 2012, (b) 50% of Mr. Tang's annual base salary of $240,874 paid from April 1, 2012 to August 15, 2012, and (c) 63% of Mr. Tang's annual base salary of $310,000 paid from August 16, 2012 to December 31, 2012. Mr. Tang's target bonus was increased in connection with his promotion to Chief Financial Officer in August 2012.

(3)
Represents a bonus target of 60% of Ms. Bradford's annual base salary of (a) $250,000 paid from January 1, 2012 to March 31, 2012, (b) $256,250 paid from April 1, 2012 to April 30, 2012, and (c) $325,000 paid from May 1, 2012 to December 31, 2012. Ms. Bradford's target bonus was increased due to the additional responsibilities she assumed as the Company's Chief Marketing Officer in addition to her role as the Company's Chief Revenue Officer.

(4)	Represents a bonus target of 50% of Mr. Naidu's annual base salary of (a) $235,000 paid from January 1, 2012 to March 31, 2012, and (b) $240,875 paid from April 1, 2012 to December 31, 2012.

(5)
Represents a blended percentage based on a target bonus percentage of (a) 40% of Mr. Blend's annual base salary of $200,000 paid from January 1, 2012 to March 31, 2012, (b) 40% of Mr. Blend's annual base salary of approximately $205,000 paid from April 1, 2012 to August 15, 2012, and (c) 73% of Mr. Blend's annual base salary of $310,000 paid from August 16, 2012 to December 31, 2012. Mr. Blend's target bonus was increased in connection with his promotion to President and Chief Operating Officer in August 2012.

For purposes of reporting these amounts in the Summary Compensation Table below, the 81% portion of each named executive officer's cash annual incentive award that is based on attainment of the Company's Adjusted EBITDA target is reported in the “Non-Equity Incentive Plan Compensation” column, and the portion of each named executive officer's aggregate cash annual incentive award that exceeds the portion of such award reported in the “Non-Equity Incentive Plan Compensation” column is considered a discretionary portion and therefore reported in the “Bonus” column.
For purposes of the 2012 annual cash incentive program, “Adjusted EBITDA” is defined as net income (loss) before income tax expense, other income (expense), interest expense (income), depreciation, amortization, stock-based compensation, as well as the financial impact of acquisition and realignment costs, the formation expenses directly related to its generic Top Level Name initiative, and any gains or losses on certain asset sales or dispositions. Acquisition and realignment costs include such items, when applicable, as (1) non-cash GAAP purchase accounting adjustments for certain deferred revenue and costs, (2) legal, accounting and other professional fees directly attributable to acquisition activity, and (3) employee severance payments attributable to acquisition or corporate realignment activities.
Hilliard Consulting Agreement. Pursuant to the Hilliard Consulting Agreement, Mr. Hilliard was paid $123,000, which represented a pro-rated portion of his target bonus for 2012, based on the effective date of his resignation as the Company's President and Chief Financial Officer.
Sales Commissions. In addition to Ms. Bradford's participation in our annual incentive program, due to the nature of Ms. Bradford's position as our Chief Revenue Officer, which includes responsibility for the Company's advertising sales organization, a portion of Ms. Bradford's 2012 compensation was comprised of sales commissions. For 2012, Ms. Bradford was also entitled to commission payments in an amount equal to 0.15% of the sum of (A) global sales of premium branded advertising and (B) the portion allocable to first year contracted sales bookings of certain social media clients. Ms. Bradford's commission payment for 2012 is set forth in the Summary Compensation Table below.
Long-Term Equity Incentives
The goals of our long-term equity incentive awards are to incentivize and reward our executive officers, including our named executive officers, for long-term corporate performance based on the value of our common stock and, thereby, to align the interests of our executive officers with those of our stockholders. We currently maintain the Demand Media, Inc. Amended and Restated 2006 Equity Incentive Plan (the “2006 Plan”) and the Demand Media, Inc. 2010 Incentive Award Plan (the “2010 Plan”), pursuant to which we have granted and, with respect to the 2010 Plan, expect to continue to grant, various equity awards. As of the adoption of the 2010 Plan, no further grants have been or will be made under the 2006 Plan.
To reward our executive officers in a manner that best aligns their interests with the interests of our stockholders, we have used restricted stock, stock options and, more recently, restricted stock units as key equity incentive vehicles. We believe these awards provide meaningful incentives to our executive officers to achieve increases in the value of our stock over time and are an effective tool for meeting our compensation goal of increasing long-term stockholder value by tying the value of these incentive awards to our future performance. We further believe that our long-term equity compensation also encourages the retention of our named executive officers because the vesting of equity awards is largely based on continued employment.
Equity Award Decisions. Historically, the size and form of the initial equity awards for our named executive officers were established through arm's-length negotiation at the time the individual was hired. In making these awards, we considered, among other things, the prospective role and responsibility of the individual, competitive factors, the amount of equity-based compensation held by the executive officer at his or her former employer, the compensation committee's collective experience with compensation paid in respect of similar roles and in companies in similar stages of growth and industries as us at the time the executive officer was hired, the cash compensation received by the executive officer and the need to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.
Since our initial public offering, we have generally made annual “refresher” stock option and/or restricted stock unit grants to our executive officers from time to time, including our named executive officers, as part of our annual review process. The number of shares of common stock subject to “refresher” grants varies from individual to individual, but generally depends on length of service, individual performance history, job scope, function, and title, the value and size of outstanding equity awards and comparable awards granted to other individuals at similar levels. The size of the pool of grants made available under “refresher” grants, and subsequently granted to our employees and executive officers, including our named executive officers, is decided by the compensation committee, taking into consideration the non-binding recommendation of our Chief Executive Officer. Historically, the compensation committee has also drawn upon the experience of its members to assess the competitiveness of the market in determining equity awards.
In 2012, the compensation committee approved equity grants to Messrs. Hilliard, Tang, Naidu and Blend, and to Ms. Bradford, as described below and as set forth in the “Summary Compensation Table,” the “Grants of Plan-Based Awards in 2012” table and the “Outstanding Equity Awards at 2012 Fiscal Year-End” table below.
In April 2012, we granted to each of Messrs. Tang, Naidu and Blend, and Ms. Bradford, an annual “refresher” award of 200,000 (and in the case of Ms. Bradford, 100,000) restricted stock units. Other than Mr. Blend's award of restricted stock units, each of these awards of restricted stock units vested as to 1/12th of the restricted stock units on May 15, 2012, and will continue to vest in eleven substantially equal installments quarterly thereafter, subject to continued employment through the applicable vesting date. In order to reflect the fact that Mr. Blend had not received an equity award from the Company since June 2009, the compensation committee determined that Mr. Blend's award of restricted stock units should vest in full on December 31, 2012. In addition, as a reward for his exceptional performance to the Company in 2011, we also granted Mr. Tang an award of 3,680 restricted stock units in April 2012, which was fully vested upon the date of grant. These awards are also subject to accelerated vesting under the named executive officers' employment agreements, as described below under the caption “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table”.
In August 2012, in connection with entering into the Hilliard Consulting Agreement, we granted to Mr. Hilliard an award of 7,500 restricted stock units. Such award of restricted stock units vested as to 1/4th of the restricted stock units on August 16, 2012, and will continue to vest in three substantially equal quarterly installments thereafter, subject to Mr. Hilliard's continued service pursuant to the Hilliard Consulting Agreement through the applicable vesting date. In addition, Mr. Hilliard became entitled to accelerated vesting of unvested stock options and restricted stock units previously granted to Mr. Hilliard prior to August 16, 2012, to the extent that such awards would have otherwise vested on or prior to August 16, 2013.
Mr. Rosenblatt was not granted any equity awards in 2012 because in August 2010, prior to the Company's initial public offering, the compensation committee awarded Mr. Rosenblatt multiple stock option awards with exercise prices of $18 per share or more in order to incentivize and compensate Mr. Rosenblatt for his additional responsibilities in connection with our initial public offering, as well as leading the Company following the closing of such offering. These stock options did not start to vest until the second anniversary of the closing date of our initial public offering, which occurred in January 2013.
Retirement Savings and Other Benefits
We maintain a 401(k) retirement savings plan for our employees, including the named executive officers, who satisfy certain eligibility requirements. Under the 401(k) plan, eligible employees may elect to contribute pre-tax amounts, up to a statutorily prescribed limit, to the 401(k) plan. For 2012, the prescribed annual limit was $17,000. Effective January 1, 2013, we will match 50% of contributions made by participants in the 401(k) plan, up to a contribution level of 6% of the respective participant's annual gross salary for the then-current calendar year. We believe that providing a vehicle for tax-preferred retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies. These benefits are provided to our named executive officers on the same general terms as they are provided to all of our full-time U.S. employees.
Employee Benefits and Perquisites
Additional benefits received by our employees, including the named executive officers, consist of medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance and basic life insurance coverage. These benefits are provided to our named executive officers on the same general terms as they are provided to all of our full-time U.S. employees, with the exception of certain additional medical and dental coverage, which covers participating executives, including our named executives and executive officers, for which the Company paid approximately $8,128 per participating executive in premiums and additional costs during 2012.
We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices in the competitive market.
Our Chief Executive Officer and President and Chief Financial Officer each are eligible to receive Company-paid personal financial management services. We provide these benefits to assist these officers in efficiently managing their time and financial affairs so they can better focus on their work duties. The cost of such services in 2012 was $16,640 for Mr. Rosenblatt and $10,349 for Mr. Hilliard. Mr. Tang declined such services in 2012. In addition, since his transition as a consultant in August 2012, Mr. Hilliard has been entitled to Company-subsidized COBRA coverage. We do not view perquisites or other personal benefits as a material component of our executive compensation program. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation and/or retention purposes. Future practices with respect to perquisites or other personal benefits for our named executive officers will be approved and subject to periodic review by the compensation committee.
Severance and Change in Control Benefits
As more fully described below under the captions “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” and “Potential Payments Upon Termination or Change in Control,” each named executive officer's employment agreement and, in the case of Mr. Hilliard, the Hilliard Consulting Agreement, provides for certain payments and/or benefits upon a qualifying termination of service and/or in connection with a change in control. We note that, in connection with the promotions of Messrs. Blend and Tang and in connection with Mr. Hilliard's resignation and transition into a consultant's role, each of these executives became subject to new service agreements during 2012, as described more fully below. We believe that severance and change in control protections are important components of our named executive officers' compensation packages because these protections provide security and stability that help enable our executive officers to focus on their duties and responsibilities to the Company and to act with the best interests of the Company and its stockholders in mind at all times, even under circumstances where the interests of the Company and its stockholders may be adverse to the officer's job security. We further believe that the risks to job security associated with executive officer roles are heightened for public company officers due to market factors, takeover potential and other typical pressures on publicly traded companies. Accordingly, the compensation committee has determined that severance and change in control protections are appropriate in the public company context under our named executive officers' employment agreements. In determining the amounts of, and triggers applicable to, the various benefits and protections described below, the compensation committee considered input provided by Compensia as to the appropriate levels and triggers, but based its ultimate determinations as to appropriate terms and conditions on the collective experience of its members.
As described in greater detail under the caption “Potential Payments Upon Termination or Change in Control” below, severance triggers provided in our named executive officers' employment agreements as of December 31, 2012 (other than Mr. Hilliard, who served pursuant to the Hilliard Consulting Agreement as of December 31, 2012) included: (i) for all named executive officers (other than Mr. Hilliard, who served pursuant to the Hilliard Consulting Agreement), termination “without cause” or due to death or disability, (ii) for Messrs. Rosenblatt, Tang and Blend, and Ms. Bradford, termination for “good reason” (in all contexts), and (iii) for Mr. Naidu, termination for “good reason” only in the context of a change in control. We believe that terminations “without cause” or due to death or disability constitute the types of non-culpable and unanticipated events which, absent suitable protections, often give rise to anxiety and distraction and are therefore appropriate severance triggers. In addition, as our most senior officers, Messrs. Rosenblatt, Tang and Blend (prior to his resignation in 2013), and Ms. Bradford, are particularly susceptible to the types of demotion and other constructive terminations against which “good reason” severance triggers are generally intended to protect and, accordingly, we believe that “good reason” severance triggers are appropriate for these executives. Finally, we believe that, following a change in control, all officers are subject to a heightened risk of demotion or other constructive termination and, therefore, we had included “good reason” severance triggers for Mr. Naidu in the change in control context. As of December 31, 2012, Mr. Hilliard was entitled to receive certain payments upon a termination “without cause”, in connection with a change in control or upon a Company non-renewal of the consulting agreement's term. The compensation committee determined that it was appropriate to protect Mr. Hilliard's outstanding equity awards in exchange for his continued service to the Company as a consultant to the Board of Directors following his resignation as our President and Chief Financial Officer.
Tax and Accounting Considerations
Section 162(m) of the Internal Revenue Code
Generally, Section 162(m) of the Internal Revenue Code disallows a tax deduction to any publicly-held corporation for any individual remuneration in excess of $1 million paid in any taxable year to its chief executive officer and each of its other named executive officers, other than its chief financial officer. However, remuneration in excess of $1 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Internal Revenue Code.
To the extent that the Section 162(m) deduction disallowance becomes applicable to the Company, the compensation committee may seek to qualify the variable compensation paid to our named executive officers for an exemption from such deductibility limitations (which may include annual incentive awards, equity awards and/or compensation). As such, in approving the amount and form of compensation for our named executive officers, the compensation committee will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m) of the Internal Revenue Code. The compensation committee may, in its judgment, authorize compensation payments that do not comply with an exemption from the deductibility limit in Section 162(m) of the Internal Revenue Code when it believes that such payments are appropriate to attract and retain executive talent.
Furthermore, we do not expect Section 162(m) of the Internal Revenue Code to apply to certain awards granted under the 2010 Plan until the earliest to occur of our annual stockholders' meeting in 2015, a material modification of the 2010 Plan or exhaustion of the share supply under the 2010 Plan. However, performance criteria associated with qualified performance-based compensation may be used with respect to performance awards that are not intended to constitute qualified performance-based compensation currently and in the future.
Section 280G of the Internal Revenue Code
Section 280G of the Internal Revenue Code disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change in control. In addition, Section 4999 of the Internal Revenue Code imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G of the Internal Revenue Code based on the executive's prior compensation. In approving the compensation arrangements for our named executive officers in the future, the compensation committee will consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 280G of the Internal Revenue Code. However, the compensation committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G of the Internal Revenue Code and the imposition of excise taxes under Section 4999 of the Internal Revenue Code when it believes that such arrangements are appropriate to attract and retain executive talent.
Under his employment agreement, Mr. Rosenblatt is entitled to a gross-up payment that will make him whole in the event that any excise taxes are imposed on him, but only with respect to a change in control occurring within a period of four years following the effectiveness of our initial public offering, which occurred on January 25, 2011. We historically provided these protections to these most senior executives to help ensure that they would be properly incentivized in the event of a potential change in control of the Company to maximize stockholder value in a transaction without concern for potential consequences of the transaction to these executives. When we entered into a new employment agreement with Mr. Rosenblatt in connection with our initial public offering, we agreed to continue to provide these protections for a limited period of time following the offering and then phase them out.

Section 409A of the Internal Revenue Code
Section 409A of the Internal Revenue Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Internal Revenue Code.
Accounting for Stock‑Based Compensation
We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718, for our stock-based compensation awards. ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award. Grants of stock options, restricted stock, restricted stock units and other equity-based awards under our equity incentive award plans will be accounted for under ASC Topic 718. The compensation committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Compensation Tables
Summary Compensation Table
The following table sets forth information concerning the compensation of our named executive officers for the years ended December 31, 2012, 2011 and 2010.

Name and Principal Position	Year	Salary($)	Bonus($)(1)	Stock Awards($)(2)	Option Awards($)(3)	Non-Equity Incentive Plan Compensation($)(4)	All Other Compensation($)(5)	Total($)
Richard M. Rosenblatt,	2012	475,792	56,490	—	—	397,710	25,623	955,615
Chairman and Chief Executive Officer	2011	450,000	90,000	—	—	360,000	23,335	923,335
	2010	328,125	125,000	1,319,402	25,126,637	216,760	26,000	27,141,924

Charles S. Hilliard,	2012	206,172	123,000(6)	75,900	—	—	764,330	1,169,402
former President and Chief Financial Officer	2011	325,000	39,000	1,793,600	—	156,000	23,335	2,336,935
	2010	282,891	100,000	—	1,735,038	186,863	26,000	2,330,792

Mel Tang,	2012	259,568	16,836	1,436,459	—	118,764	8,983	1,840,610
Chief Financial Officer(7)

Joanne K. Bradford,	2012	300,521	20,700	705,000	—	210,046(8)	8,983	1,245,250
Chief Revenue and Marketing Officer	2011	250,000	25,000	957,600	—	151,442	28,100	1,412,142
	2010	182,865	16,247	1,772,000	1,559,960	140,475	22,500	3,694,047

Taryn J. Naidu,	2012	239,406	13,744	1,410,000	—	96,956	8,983	1,769,089
Executive Vice President, Registrar Services(9)	2011	235,000	23,500	798,000	—	94,000	10,000	1,160,500

Michael L. Blend,	2012	264,875	17,305	1,410,000	—	121,995	8,983	1,823,158
former President and Chief Operating Officer(7)

(1)
2012 amounts reflect the payment of discretionary annual bonuses awarded to the named executive officers in excess of payments of non-equity incentive plan incentive compensation determined by reference to attainment of Adjusted EBITDA goals (i.e., bonus amounts reflect the difference between Adjusted EBITDA performance and actual 2012 incentive award payouts, as discussed under the caption “Annual Incentive Cash Compensation and Sales Commissions” above).

(2)
Amounts reflect the full grant-date fair value of restricted stock awards and/or restricted stock units computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all such awards made to executive officers in Note 11 to the Company's audited consolidated financial statements filed with the Company's Annual Report on Form 10-K filed on March 1, 2011, February 24, 2012 and March 5, 2013, respectively. There can be no assurance that awards will vest (and if awards do not vest, no value will be realized by the individual), or that the value upon vesting will approximate the aggregate grant date fair value determined under ASC Topic 718.

(3)
Amounts reflect the full grant-date fair value of stock options. We provide information regarding the assumptions used to calculate the value of all stock option awards made to executive officers in Note 11 to the Company's audited consolidated financial statements filed with the Company's Annual Report on Form 10-K filed on March 1, 2011. There can be no assurance that awards will vest or will be exercised (in which case no value will be realized by the individual), or that the value upon exercise will approximate the aggregate grant date fair value determined under ASC Topic 718.

(4)
Amounts reflect each named executive officer's payout under the 2012 incentive award pool based upon achievement of an Adjusted EBITDA (before expense associated with the company-wide incentive award pool cash incentive expense) goals. For a description of the 2012 incentive award program, refer to the discussion under the caption “Annual Incentive Cash Compensation and Sales Commissions” above.

(5)
Amounts under the “All Other Compensation” column consist, as applicable (as indicated in the following table), of company payments of financial planning services, premiums for supplemental medical and dental benefits, premiums for life insurance, accidental death and dismemberment insurance, and short-term and long-term disability coverage, and, with respect to Mr. Hilliard, consulting fees, subsidized COBRA coverage and the additional compensation expense incurred as a result of the accelerated vesting of certain equity awards by the Company, each as provided in the Hilliard Consulting Agreement.

Name	Year	Supplemental Health Premiums($)	Financial Planning($)	Insurance Premiums($)	Consulting Fee($)	Subsidized COBRA Coverage($)	Compensation Expense Related to Accelerated Vesting of Equity Awards($)
Mr. Rosenblatt	2012	8,128	16,640	855	—	—	—
Mr. Hilliard	2012	8,128	10,349	534	11,250	7,392	726,677
Mr. Tang	2012	8,128	—	855	—	—	—
Ms. Bradford	2012	8,128	—	855	—	—	—
Mr. Naidu	2012	8,128	—	855	—	—	—
Mr. Blend	2012	8,128	—	855	—	—	—

(6)	Amount reflects a pro-rated target bonus for 2012, paid in connection with entering into the Hilliard Consulting Agreement.

(7)	Neither Mr. Tang nor Mr. Blend was a “named executive officer” of the Company in fiscal years 2010 and 2011.

(8)
Amounts include $64,246 received by Ms. Bradford as sales commissions in 2012 in addition to her 2012 non-equity incentive award payment of $145,800. For a description of Ms. Bradford's 2012 commission program, refer to the discussion under the caption “Annual Incentive Cash Compensation and Sales Commissions” above.

(9)	Mr. Naidu was not a “named executive officer” of the Company in fiscal year 2010.

Grants of Plan-Based Awards in 2012
The following table sets forth information regarding grants of plan-based awards made to our named executive officers during the year ended December 31, 2012:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards($)			All Other Stock Awards: Number of Shares of Stock or Units (# shares)	Grant Date Fair Value of Stock Awards ($)(1)
Name	Grant Date	Threshold($)	Target($)	Maximum($)
Richard M. Rosenblatt		—	491,000(2)	—	—	—
Charles S. Hilliard	August 23, 2012	—	—	—	7,500	75,900
		—	198,656(2)	—	—	—
Mel Tang	April 9, 2012	—	—	—	3,680	26,459
	April 19, 2012	—	—	—	200,000	1,410,000
		—	146,622(2)	—
Joanne K. Bradford	April 19, 2012	—	—	—	100,000	705,000
		—	64,246(3)	—	—	—
		—	180,000(2)	—	—	—
Taryn J. Naidu	April 19, 2012	—	—	—	200,000	1,410,000
		—	119,699(2)	—	—	—
Michael L. Blend	April 19, 2012	—	—	—	200,000	1,410,000
		—	150,611(2)	—	—	—

(1)
Amounts reflect the full grant date fair value of restricted stock units granted during 2012 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the fair value of all restricted stock units awarded to executive officers in Note 11 to the Company's audited consolidated financial statements filed with the Company's Annual Report on Form 10-K filed on March 5, 2013. There can be no assurance that awards will vest (and if awards do not vest, no value will be realized by the individual), or that the value upon vesting will approximate the aggregate grant date fair value determined under ASC Topic 718.

(2)
Amounts shown in the “Target” column represent the named executive officer's incentive award opportunity in 2012. Determination of the 2012 incentive award payouts are based on funding of our company-wide incentive award pool, subject to the compensation committee's discretion to increase or decrease the awards. There was no “maximum” funding level under the 2012 incentive award program. For a description of the 2012 incentive award program, refer to the discussion under the caption “Annual Incentive Cash Compensation and Sales Commissions” above.

(3)
Amounts represent commissions paid to Ms. Bradford for the period from January 1, 2012 through December 31, 2012. For a description of Ms. Bradford's commission program, refer to the discussion under the caption “Annual Incentive Cash Compensation and Sales Commissions” above.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Below are summaries of the key terms of the employment agreements applicable to our named executive officers (referred to herein as the “employment agreements”) and, in the case of Mr. Hilliard, the Hilliard Consulting Agreement which was entered into upon his resignation as our President and Chief Financial Officer in August 2012. The employment agreements and Hilliard Consulting Agreement also provide for certain severance and change-in-control payments and benefits, as described under “Potential Payments Upon Termination or Change in Control” below.
Richard M. Rosenblatt. Under his employment agreement entered into in 2010, Mr. Rosenblatt receives an initial annual base salary of $450,000, which is subject to increase at the discretion of the compensation committee. Effective April 1, 2012 and June 1, 2012, respectively, Mr. Rosenblatt's annual base salary was increased to $461,250 and $491,000. In addition, Mr. Rosenblatt is eligible to receive an annual cash performance bonus targeted at 100% of his base salary, based on the achievement of performance criteria established by the compensation committee. In connection with Mr. Rosenblatt's entering into his employment agreement, Mr. Rosenblatt was granted four stock options, each covering 1,150,000 shares of our common stock (for an aggregate of 4,600,000 shares of our common stock) and each with an exercise price of at least $18 per share. Each stock option vests in equal monthly installments over the three-year period beginning on the second anniversary of the closing date of our initial public offering (for a total vesting period of five years). In addition, under the terms of his employment agreement, Mr. Rosenblatt is eligible to participate in customary health, welfare and fringe benefit plans. The term of Mr. Rosenblatt's employment agreement will end on the fourth anniversary of the closing of our initial public offering. In addition, pursuant to Mr. Rosenblatt's prior employment agreement, during the term of his employment, we have agreed to nominate him for election as a director. Mr. Rosenblatt's employment agreement also contains a customary non-solicitation provision.
Charles S. Hilliard. Under his employment agreement entered into in 2010, which was terminated upon Mr. Hilliard's resignation in August 2012, Mr. Hilliard received an initial annual base salary of $325,000, which was subject to increase at the discretion of the compensation committee. Effective April 1, 2012, Mr. Hilliard's annual base salary was increased to $333,125. In addition, Mr. Hilliard was eligible to receive an annual cash performance bonus targeted at 60% of his base salary, based on the achievement of performance criteria established by the compensation committee. In connection with Mr. Hilliard's entry into his employment agreement, Mr. Hilliard was granted a stock option covering 250,000 shares of our common stock. The stock option was scheduled to vest over four years in equal installments on each monthly anniversary of the closing date of our initial public offering, subject to his continued service with the Company. In addition, under the terms of his employment agreement, Mr. Hilliard was eligible to participate in customary health, welfare and fringe benefit plans. The term of Mr. Hilliard's employment agreement was set to end on the fourth anniversary of the closing of our initial public offering. Mr. Hilliard's employment agreement also contained a customary non-solicitation provision.
Mr. Hilliard resigned as the Company's President and Chief Financial Officer on August 16, 2012; in connection with his resignation, Mr. Hilliard's employment agreement was terminated, Mr. Hilliard's severance rights and all rights in connection with any gross-up payment terminated, and Mr. Hilliard entered into the Hilliard Consulting Agreement, which is described below.
Mel Tang. Under Mr. Tang's employment agreement in effect prior to his promotion to Chief Financial Officer in August 2013, Mr. Tang received an initial annual base salary of $235,000. Effective April 1, 2012, Mr. Tang's annual base salary was increased to $240,874. In addition, Mr. Tang was eligible to receive an annual cash performance bonus with an amount targeted at 50% of his base salary, based on the achievement of performance criteria established by the compensation committee. In connection with entering into his previous employment agreement in 2010, Mr. Tang was granted a stock option covering 175,000 shares of our common stock. The stock option vests over four years in equal installments on each monthly anniversary of the closing date of our initial public offering, subject to Mr. Tang's continued service with the Company. In addition, under the terms of his employment agreement, Mr. Tang was eligible to participate in customary health, welfare and fringe benefit plans. Mr. Tang's prior employment agreement also provided certain severance protections that were not triggered and have been superseded by his amended and restated employment agreement (described in the following paragraph). The term of this employment agreement was scheduled to end on the fourth anniversary of the closing of our initial public offering. The employment agreement also contained a customary non-solicitation provision.
In connection with his promotion to Chief Financial Officer, Mr. Tang entered into an amended and restated employment agreement pursuant to which Mr. Tang receives an initial annual base salary of $310,000, effective as of August 16, 2012. In addition, (i) with respect to fiscal year 2012, Mr. Tang is eligible to receive an annual cash performance bonus targeted at the sum of (x) 50% of his base salary paid from January 1, 2012 to March 31, 2012, (y) 50% of his base salary paid from April 1, 2012 to August 15, 2012, and (z) 63% of his base salary paid from August 16, 2012 to December 31, 2012; and (ii) with respect to fiscal years 2013 and after, Mr. Tang is eligible to receive an annual cash performance bonus targeted at no less than 63% of his base salary, in each case based on the achievement of performance criteria established by the compensation committee. In connection with entering into his amended and restated employment agreement, Mr. Tang was granted 78,000 restricted stock units. The restricted stock units award will vest over four years in equal installments beginning on May 15, 2013 and each three-month anniversary thereof, subject to Mr. Tang's continued employment with the Company. In addition, under the terms of his amended and restated employment agreement, Mr. Tang is eligible to participate in customary health, welfare and fringe benefit plans. The term of Mr. Tang's amended and restated employment agreement will end on August 16, 2015. Mr. Tang's amended and restated employment agreement also contains a customary non-solicitation provision.
Joanne K. Bradford. Under her employment agreement entered into in 2010 and amended thereafter, Ms. Bradford receives an initial annual base salary of $250,000. Effective April 1, 2012 and May 1, 2012, respectively, Ms. Bradford's annual base salary was increased to $256,250 and $325,000. In addition, (i) Ms. Bradford is eligible to receive an annual cash performance bonus targeted at 50% of her base salary, which was increased to 60% of her base salary, based on the achievement of performance criteria established by the compensation committee; and (ii) Mr. Bradford's sales commissions will be determined by mutual agreement between her and the Company. In connection with Ms. Bradford's entry into her employment agreement, as amended, Ms. Bradford was granted a stock option covering 100,000 shares of our common stock, which vests over four years in equal installments on each monthly anniversary of the closing date of our initial public offering, subject to her continued service with the Company. In addition, under the terms of the employment agreement, Ms. Bradford is eligible to participate in customary health, welfare and fringe benefit plans. The initial term of Ms. Bradford's employment agreement will end on March 31, 2014, subject to automatic one-year extension terms until terminated.
Taryn J. Naidu. Under his employment agreement entered into in 2010, Mr. Naidu received an initial annual base salary of $235,000. Effective April 1, 2012, Mr. Naidu's annual base salary was increased to $240,875. In addition, Mr. Naidu is eligible to receive an annual cash performance bonus with an amount targeted at 50% of his base salary, based on the achievement of performance criteria established by the compensation committee. In connection with entering into his employment agreement, Mr. Naidu was granted a stock option covering 125,000 shares of our common stock. The stock option vests over four years in equal installments on each monthly anniversary of the closing date of our initial public offering, subject to Mr. Naidu's continued service with the Company. In addition, under the terms of his employment agreement, Mr. Naidu is eligible to participate in customary health, welfare and fringe benefit plans. The term of Mr. Naidu's employment agreement will end on the fourth anniversary of the closing of our initial public offering. The employment agreement also contains a customary non-solicitation provision.
Michael L. Blend. Prior to his promotion to President and Chief Operating Officer, Mr. Blend was not party to an employment agreement with the Company. Mr. Blend's annual salary from (i) January 1, 2012 through March 31, 2012 was $200,000, and (ii) April 1, 2012 through August 15, 2012 was approximately $205,000. In connection with his promotion, Mr. Blend entered into an employment agreement pursuant to which he was entitled to receive an initial annual base salary of $368,000, effective as of August 16, 2012. In addition, pursuant to his employment agreement, Mr. Blend was eligible to receive an annual cash performance bonus targeted at the sum of (i) 40% of his base salary paid from January 1, 2012 to August 15, 2012, and (ii) 73% of his base salary paid from August 16, 2012 to December 31, 2012, in each case based on the achievement of performance criteria established by the compensation committee. Under the terms of his employment agreement, Mr. Blend was also eligible to participate in customary health, welfare and fringe benefit plans. The term of Mr. Blend's employment agreement was set to end on August 16, 2015. Mr. Blend's employment agreement also contained a customary non-solicitation provision. Mr. Blend resigned as the Company's President and Chief Operating Officer in February 2013 and his employment agreement described herein is no longer in effect.
Charles Hilliard Consulting Agreement
In connection with his resignation as the Company's President and Chief Financial Officer, Mr. Hilliard entered into the Hilliard Consulting Agreement, the initial term of which ends on August 16, 2014, subject to subsequent one-year terms upon the Company's election. Under the Hilliard Consulting Agreement, Mr. Hilliard receives an annual cash fee of $30,000, payable in quarterly installments in arrears and pro-rated for any partial period of service. The Hilliard Consulting Agreement expires on August 15, 2014, unless extended by the Company for additional one-year terms. Upon the execution of the Hilliard Consulting Agreement and a general release of claims, Mr. Hilliard was paid $123,000, which represented a pro-rated target bonus for 2012. In addition, during the term of the Hilliard Consulting Agreement, Mr. Hilliard is entitled to receive an annual restricted stock unit grant for 7,500 shares of our common stock, each such grant to vest over one year in four substantially equal quarterly installments, subject to his continued service to the Company. For a period of one year after August 16, 2012, Mr. Hilliard is eligible to receive Company-subsidized COBRA coverage and participation in the Company's executive medical reimbursement plan for Mr. Hilliard and his eligible dependents. In connection with entering into the agreement, Mr. Hilliard also became entitled to receive (i) accelerated vesting of unvested stock options and restricted stock units previously granted to

Mr. Hilliard prior to August 16, 2012, to the extent that such awards would have otherwise vested on or prior to August 16, 2013, (ii) continued vesting of other unvested stock options and restricted stock units beginning on August 16, 2013 on their original vesting dates and (iii) an extension to exercise vested stock options until one year after the termination of the Hilliard Consulting Agreement.

Outstanding Equity Awards at 2012 Fiscal Year-End
The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2012:

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number Of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price($)	Option Expiration Date	Number Of Shares Or Units Of Stock That Have Not Vested	Market Value Of Shares Or Units Of Stock That Have Not Vested($)(1)
Richard M. Rosenblatt	August 3, 2010(2)	—	1,150,000	18.00	August 2, 2020	—	—
	August 3, 2010(2)	—	1,150,000	24.00	August 2, 2020	—	—
	August 3, 2010(2)	—	1,150,000	30.00	August 2, 2020	—	—
	August 3, 2010(2)	—	1,150,000	36.00	August 2, 2020	—	—
	June 9, 2009(3)	1,925,000	175,000	9.50	June 8, 2019	—	—
	February 24, 2009(4)	14,807	—	3.20	February 24, 2019	—	—
Charles S. Hilliard	August 23, 2012(5)					5,625	52,256
	May 13, 2011(6)	—	—	—	—	26,250	243,863
	August 3, 2010(7)	156,250	93,750	18.00	August 2, 2020	—	—
	June 9, 2009(3)	400,000	—	9.50	June 8, 2019	—	—
Mel Tang	April 19, 2012(8)	—	—	—	—	150,000	1,393,500
	May 13, 2011(6)	—	—	—	—	28,125	261,281
	August 3, 2010(7)	41,927	45,573	18.00	August 2, 2020	—	—
	June 9, 2009(3)	68,750	6,250	9.50	June 8, 2019	—	—
	August 14, 2008(9)	25,000	—	5.70	August 14, 2018	—	—
Joanne K. Bradford	April 19, 2012(8)	—	—	—	—	75,000	696,750
	May 13, 2011(6)	—	—	—	—	37,500	348,375
	August 3, 2010(7)	47,916	52,084	18.00	August 2, 2020	—	—
	March 26, 2010(10)	153,125	46,875	7.70	March 26, 2020	—	—
	March 26, 2010(11)	—	—	—	—	100,000	929,000
Taryn J. Naidu	April 19, 2012(8)	—	—	—	—	150,000	1,393,500
	May 13, 2011(6)	—	—	—	—	31,250	290,313
	August 3, 2010(7)	29,947	32,553	18.00	August 2, 2020	—	—
	March 24, 2010(12)	23,203	10,547	7.70	March 24, 2020	—	—
	March 24, 2009(12)	23,437	1,563	3.20	March 24, 2019	—	—
	January 29, 2008(12)	37,500	—	3.62	January 29, 2018	—	—
	October 26, 2007(13)	37,500	—	2.88	October 26, 2017	—	—
	April 27, 2007(13)	25,000	—	2.00	April 27, 2017	—	—
	February 28, 2007(13)	12,152	—	2.00	February 28, 2017	—	—
Michael L. Blend	June 9, 2009(3)	68,750	6,250	9.50	June 8, 2019	—	—
	February 24, 2009(4)	7,051	—	3.20	February 24, 2019	—	—

(1)
The market value of shares or stock units that have not vested is calculated based on the closing trading price of Demand Media, Inc.'s common stock as reported on the New York Stock Exchange on December 31, 2012 ($9.29), the last trading day of 2012.

(2)
These options will vest and become exercisable in equal monthly installments over a three-year period beginning on the second anniversary of the date of the closing of our initial public offering on January 25, 2011 (for a total vesting period of five years), subject to continued service with us through the applicable vesting dates and accelerated vesting under certain circumstances, as described under the caption “Potential Payments upon Termination or Change in Control” below.

(3)
These options vested and continue to vest as to 1/48th of the shares subject to the options on each monthly anniversary of the vesting commencement date (April 1, 2009), subject to continued service with us through the applicable vesting date and accelerated vesting under certain circumstances, as described under the caption “Potential Payments Upon Termination or Change in Control” below.

(4)	These options were vested in full on the grant date.

(5)
These restricted stock unit awards vested as to 1/4 of the shares on August 16, 2012 and continue to vest in three substantially equal quarterly installments starting on the first 3-month anniversary thereafter, subject to continued service with us through the applicable vesting dates and accelerated vesting under certain circumstances, as described under the caption “Potential Payments Upon Termination or Change in Control” below. Pursuant to the Hilliard Consulting Agreement, the vesting of the restricted stock unit award held by Mr. Hilliard was accelerated with respect to such number of shares that would have vested during the one-year period following August 16, 2012, and this award will continue to vest in accordance with its regular vesting schedule beginning on August 16, 2013.

(6)
These restricted stock unit awards vested as to 1/8 of the shares on November 15, 2011 and continue to vest in fourteen substantially equal quarterly installments starting on the first 3-month anniversary thereafter, subject to continued service with us through the applicable vesting dates and accelerated vesting under certain circumstances, as described under the caption “Potential Payments Upon Termination or Change in Control” below. Pursuant to the Hilliard Consulting Agreement, the vesting of the restricted stock unit award held by Mr. Hilliard was accelerated with respect to such number of shares that would have vested during the one-year period following August 16, 2012, and this award will continue to vest in accordance with its regular vesting schedule beginning on August 16, 2013.

(7)
These options vest and become exercisable in equal monthly installments over a four-year vesting period following the date of the closing of our initial public offering (January 25, 2011), subject to continued service with us through the applicable vesting dates and accelerated vesting under certain circumstances, as described under the caption “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” above. Pursuant to the Hilliard Consulting Agreement, the vesting of the option held by Mr. Hilliard was accelerated with respect to such number of shares subject to the option that would have vested during the one-year period following August 16, 2012, and this option will continue to vest in accordance with its regular vesting schedule beginning on August 16, 2013.

(8)
These restricted stock unit awards vested as to 1/12 of the restricted stock units on May 15, 2012 and continue to vest in eleven substantially equal quarterly installments starting on the first 3-month anniversary thereafter, subject to continued service with us through the applicable vesting dates and accelerated vesting under certain circumstances, as described under the caption “Potential Payments Upon Termination or Change in Control” below.

(9)
This option vested as to 25% of the shares subject to the option on August 1, 2009 and as to 1/48th of the shares subject to the option monthly over the three-year period thereafter, subject to continued service with us through the applicable vesting dates.

(10)
This option vested and became exercisable with respect to 50,000 shares on the grant date and with respect to 37,500 shares on the first anniversary of the grant date, and continues to vest and become exercisable with respect to 3,125 shares in monthly installments over the three-year period thereafter, subject to continued service with us through the applicable vesting dates and accelerated vesting under certain circumstances, as described under the caption “Potential Payments Upon Termination or Change in Control” below.

(11)
This restricted stock award vests, and the restrictions thereon will lapse, in equal 25% installments on each of the first four anniversaries of the grant date, subject to continued service with us through the applicable vesting dates and accelerated vesting under certain circumstances, as described under the caption “Potential Payments Upon Termination or Change in Control” below.

(12)
These options vest and become exercisable in equal monthly installments over a four-year vesting period following the grant date, subject to continued service with us through the applicable vesting dates and accelerated vesting under certain circumstances, as described under the caption “Potential Payments Upon Termination or Change in Control” below.

(13)
These options vested as to 25% of the shares subject to the option on the first anniversary of the grant date and as to 1/48th of the shares subject to the option monthly over the three-year period thereafter, subject to continued service with us through the applicable vesting dates.

2012 Option Exercises and Stock Vested
The following table summarizes vesting of stock and exercise of options applicable to our named executive officers during the year ended December 31, 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting($)(2)
Richard M. Rosenblatt	1,000,000	7,590,000	—	—
Charles S. Hilliard	388,061	3,198,107	28,125	280,519
Mel Tang	50,000	344,079	64,930	583,805
Joanne K. Bradford	—	—	90,000	724,256
Taryn J. Naidu	—	—	62,500	567,958
Michael L. Blend	250,000	1,222,500	200,000	1,858,000

(1)
Amounts shown are based on the number of shares of our common stock acquired upon exercise multiplied by the difference between (a) the closing price of our common stock on the applicable exercise date, and (b) the exercise price.

(2)	Amounts shown are based on the closing trading price of Demand Media, Inc.'s common stock as reported on the New York Stock Exchange on the applicable vesting dates.

Potential Payments Upon Termination or Change in Control
The following summarizes the payments and benefits that our named executive officers would be entitled to receive upon certain qualifying terminations of employment or service, as the case may be, and/or a change in control, in each case, under agreements as in effect on December 31, 2012. As discussed above under “Compensation Discussion and Analysis,” we believe that severance and change in control protections are important components of our named executive officers' compensation packages because these protections provide security and stability that help enable our named executive officers to focus on their duties and responsibilities to the Company and to act with the best interests of the Company and its stockholders in mind at all times, even under circumstances where the interests of the Company and its stockholders may be adverse to the executive's job security.
Richard M. Rosenblatt.
Termination, No Change in Control. If Mr. Rosenblatt's employment is terminated by the Company without “cause,” by Mr. Rosenblatt for “good reason” or by reason of his death or “disability” (each, as defined in his employment agreement), in any case, outside the context of a change in control, then, in addition to payments of accrued compensation and benefits through the date of termination, Mr. Rosenblatt will be entitled to receive the following:

•
continuation payments totaling one-and-one-half times the sum of (i) Mr. Rosenblatt's annual base salary then in effect; and (ii) the annual bonus earned by Mr. Rosenblatt for the year preceding the termination date, payable over the 18-month period following the termination of employment;

•	a lump-sum payment in an amount equal to any earned but unpaid prior-year bonus;

•	Company-subsidized healthcare continuation coverage for Mr. Rosenblatt and his dependents for eighteen months after the termination date; and

•
(i) on a termination without “cause” or for “good reason,” full accelerated vesting of all compensatory equity awards, and (ii) on a termination due to death or disability, (A) full accelerated vesting of all compensatory equity awards other than his stock option awards granted in 2010 in connection with our initial public offering, and (B) accelerated vesting of 20% of the shares underlying his 2010 initial public offering-related stock option awards.

Change in Control. If the Company experiences a “change in control” (as defined in the 2010 Plan) and Mr. Rosenblatt remains employed with the Company (or its successor or an affiliate) through the six-month anniversary of the consummation of the change in control, Mr. Rosenblatt will also be entitled to accelerated vesting of all outstanding equity awards held by Mr. Rosenblatt on such date.
Change in Control and Qualifying Termination. If Mr. Rosenblatt's employment is terminated by the Company without cause, by Mr. Rosenblatt for good reason or by reason of Mr. Rosenblatt's death or disability, in any case, within ninety days prior to, on or within one year following a change in control of the Company, then in addition to payment of accrued compensation and benefits through the date of termination (and in lieu of the severance described above), Mr. Rosenblatt will be entitled to receive the following:

•
a lump-sum payment in an amount equal to two times the sum of (i) Mr. Rosenblatt's annual base salary then in effect and (ii) the annual bonus earned by Mr. Rosenblatt for the calendar year preceding the termination date;

•	a lump-sum payment in an amount equal to any earned but unpaid prior-year bonuses;

•	accelerated vesting of all outstanding equity awards held by Mr. Rosenblatt as of the termination date; and

•	Company-subsidized healthcare continuation coverage for Mr. Rosenblatt and his dependents for twenty-four months after the termination date.

Mr. Rosenblatt's right to receive the severance payments described above is subject to Mr. Rosenblatt's delivery of an effective general release of claims in favor of the Company. In the event that a change in control of the Company occurs within four years following the date of the closing of our initial public offering and an excise tax is imposed as a result of any payments made to Mr. Rosenblatt in connection with such change in control, the Company will pay or reimburse to Mr. Rosenblatt an amount equal to such excise tax plus any taxes resulting from such payments. The right of Mr. Rosenblatt to receive gross-up payments will not apply to payments made in connection with any transaction occurring more than four years after the effectiveness of our initial public offering.
Charles S. Hilliard.
Mr. Hilliard's employment agreement provided that if Mr. Hilliard's employment is terminated by the Company without “cause,” by Mr. Hilliard for “good reason” or by reason of his death or “disability” (each, as defined in the employment agreement), in any case, outside the context of a change in control, then, in addition to payments of accrued compensation and benefits through the date of termination, he would be entitled to receive the following:

•
continuation payments totaling one times the sum of (i) Mr. Hilliard's annual base salary then in effect; and (ii) the annual bonus earned by Mr. Hilliard for the year preceding the termination date, payable over the 12-month period following the termination of employment;

•	a lump-sum payment in an amount equal to any earned but unpaid prior-year bonus; and

•	Company-subsidized healthcare continuation coverage for Mr. Hilliard and his or her dependents for twelve months after the termination date.
Mr. Hilliard's employment agreement also provided that if the Company experienced a “change in control” (as defined in the 2010 Plan) and Mr. Hilliard remained employed with the Company (or its successor or an affiliate) through the one-year anniversary of the consummation of the change in control, he would also be entitled to accelerated vesting of all outstanding equity awards held by Mr. Hilliard on such date. If Mr. Hilliard's employment was terminated by the Company without cause, by Mr. Hilliard for good reason or by reason of his death or disability, in any case, within ninety days prior to, on or within one year following a change in control of the Company, then in addition to payment of accrued compensation and benefits through the date of termination (and in lieu of the severance described above), he would be entitled to receive the following:

•
a lump-sum payment in an amount equal to two times the sum of (i) Mr. Hilliard's annual base salary then in effect and (ii) the annual bonus earned by Mr. Hilliard for the calendar year preceding the termination date;

a lump-sum payment in an amount equal to any earned but unpaid prior-year bonuses;

•	accelerated vesting of all outstanding equity awards held by Mr. Hilliard as of the termination date; and

•	Company-subsidized healthcare continuation coverage for Mr. Hilliard and his dependents for twenty-four months after the termination date.
Mr. Hilliard's right to receive the severance payments described above was subject to his delivery of an effective general release of claims in favor of the Company. In the event that a change in control of the Company were to occur within three years following the date of the closing of our initial public offering and an excise tax were imposed as a result of any payments made to Mr. Hilliard in connection with such change in control, the Company would have paid or reimbursed Mr. Hilliard an amount equal to such excise tax plus any taxes resulting from such payments.
Mr. Hilliard resigned as the Company's President and Chief Financial Officer on August 16, 2012 without good reason and, accordingly, he was not entitled to any severance or change in control payments and/or benefits under his employment agreement. In connection with his resignation, Mr. Hilliard's employment agreement was terminated, Mr. Hilliard's severance rights and all rights in connection with any gross-up payment terminated, and Mr. Hilliard entered into the Hilliard Consulting Agreement, which is described below.
Pursuant to the Hilliard Consulting Agreement, if (i) Mr. Hilliard's consulting services are terminated by the Company without “cause,” by reason of Mr. Hilliard's death or “disability” (each, as defined in the Hilliard Consulting Agreement), (ii) the Company elects to not renew the agreement for an additional term, or (iii) the Company experiences a “change in control” (as defined in the 2010 Plan), then, in each case, Mr. Hilliard will be entitled to accelerated vesting of all outstanding stock options and restricted stock unit awards held by Mr. Hilliard as of such termination or change in control.

Mel Tang; Michael L. Blend.
Termination, No Change in Control. If either Mr. Tang's or Mr. Blend's employment is terminated by the Company without “cause,” by the executive for “good reason” or by reason of the executive's death or “disability” (each, as defined in the applicable employment agreement), in any case, outside the context of a change in control, then, in addition to payments of accrued compensation and benefits through the date of termination, the executive will be entitled to receive the following:

•	continuation payments totaling three-fourths (3/4) times the executive's annual base salary then in effect, payable over the 9-month period following the termination of employment;

•	a lump-sum payment in an amount equal to any earned but unpaid prior-year bonus;

•	a lump-sum payment in an amount equal to a pro-rated portion of the current-year bonus, based on the date of termination;

•	Company-subsidized healthcare continuation coverage for the executive and his or her dependents for twelve months after the termination date; and

•
accelerated vesting of all outstanding equity awards held by the executive as of the termination date with respect to the number of shares that would have vested over the one year period immediately following the termination date.

Change in Control and Qualifying Termination. If either Mr. Tang's or Mr. Blend's employment is terminated by the Company without cause, by the executive for good reason or by reason of the executive's death or disability, in any case, within ninety days prior to, on or within one year following a change in control of the Company, then in addition to payment of accrued compensation and benefits through the date of termination (and in lieu of the severance and bonus described above), the executive will be entitled to receive the following:

•	a lump-sum payment in an amount equal to one times the executive's annual base salary then in effect;

•	a lump-sum payment in an amount equal to any earned but unpaid prior-year bonus;

•	a lump-sum payment in an amount equal to the annual bonus earned by the executive for the prior year; and

•	accelerated vesting of all outstanding equity awards held by the executive as of the termination date.

Each executive's right to receive the severance payments described in the subsections above is subject to the executive's delivery of an effective general release of claims in favor of the Company.
Joanne K. Bradford.
Termination, No Change in Control. If Ms. Bradford's employment is terminated by the Company without “cause”, by the executive for “good reason” or by reason of her death or “disability” (each, as defined in her employment agreement), in any case, then, in addition to accrued amounts, Ms. Bradford will be entitled to receive the following:

•
six months' continuation payments of Ms. Bradford's annual base salary then in effect over the 6-month period following her termination of employment (or such shorter period as may be necessary to avoid substantial tax penalties);

•	Company-subsidized healthcare continuation coverage for Ms. Bradford and her dependents for six months after the termination date; and

•
accelerated vesting of 50,000 shares of the restricted stock grant, and the stock option grant, awarded in connection with the execution of the commencement of her employment with the Company if her termination of employment for any of the reasons set forth above occurs prior to a “change in control” of the Company (as defined in the 2006 Plan).

Ms. Bradford's right to receive the severance payments described above is subject to her delivery of an effective general release of claims in favor of the Company.

Change in Control. If the Company experiences a change in control and Ms. Bradford remains employed with the Company (or its successor or an affiliate) through the three-month anniversary of the consummation of the change in control or the Company terminates Ms. Bradford's employment other than for cause or she terminates employment for good reason during such three-month period, Ms. Bradford will be entitled to accelerated vesting of the greater of (A) 50,000 shares underlying each of the restricted stock and stock option grants awarded in connection with the execution of the original employment agreement or (B) 50% of the then-unvested shares subject to each of the restricted stock and stock option grants. If the Company terminates Ms. Bradford's employment other than for cause or she terminates employment for good reason, in either case, following such three-month period, Ms. Bradford will be entitled to accelerated vesting of the remaining unvested shares subject to the restricted stock and stock option grants awarded in connection with the execution of the original employment agreement.
Taryn J. Naidu.
If Mr. Naidu's employment is terminated (i) by the Company without “cause” (as defined in the 2010 Plan), (ii) by the executive for “good reason” (as defined in his employment agreement) in connection with a “change in control” (as defined in the 2010 Plan) or (iii) by reason of the executive's death or “disability” (as defined in his employment agreement), in any case, then in addition to accrued amounts, Mr. Naidu will be entitled to receive the following:

•
six months' continuation payments of Mr. Naidu's annual base salary then in effect over the 6-month period following the termination of employment (or such shorter period as may be necessary to avoid substantial tax penalties);

•	a lump-sum payment in an amount equal to any earned but unpaid prior-year bonus;

•	Company-subsidized healthcare continuation coverage for Mr. Naidu and his dependents for six months after the termination date; and

•
if Mr. Naidu's employment is terminated for any of the reasons set forth above within ninety days prior to, on or within one year following a change in control of the Company, accelerated vesting of all outstanding equity awards held by Mr. Naidu as of the termination date.

Mr. Naidu's right to receive the severance payments described above is subject to Mr. Naidu's delivery of an effective general release of claims in favor of the Company.
Accelerated Vesting of Certain Additional Equity Awards
June 2009 Options. Had the Company experienced a change in control on December 31, 2012, the June 2009 stock options granted to Messrs. Rosenblatt, Tang and Blend would have vested in full if the executive had been terminated without cause or by the executive for good reason within 90 days before the change in control (if such termination is in connection with the change in control) or within 380 days after the change in control or if the executive remained employed with us (or our successor) for a period of 380 days following the change in control.
Naidu 2009 and March 2010 Options. Upon the continued employment of Mr. Naidu with the Company (or our successor) through the six-month anniversary of a change in control, occurring on December 31, 2012, the shares underlying these options would vest with respect to the greater of 25% of the shares subject to the option award and 50% of the then-unvested shares subject to the option award.
Bradford 2010 Option and 2011 and 2012 Restricted Stock Unit Awards. If Ms. Bradford experiences a termination of employment by the Company without cause, by her for “good reason” (as defined in her employment agreement) or by reason of her death or disability, in any case, within ninety days prior to or one year following a “change in control” (as defined in the 2010 Plan) of the Company, Ms. Bradford will become entitled to full accelerated vesting of her IPO-related stock option award as well as her 2011 and 2012 restricted stock unit awards.

Summary of Potential Payments
The following table summarizes the payments that would be made to our named executive officers upon the occurrence of a change in control, or certain qualifying terminations of employment or service, as the case may be, including in connection with a change in control, assuming that each named executive officer's termination of employment or service, as the case may be, with the Company occurred on December 31, 2012 and, where relevant, that a change in control of the Company occurred on December 31, 2012. Amounts shown in the table below do not include (i) accrued but unpaid salary or, in the case of Mr. Hilliard, consulting fees, and, where applicable, commissions, through the date of termination, and (ii) other benefits earned or accrued by the named executive officer during his employment that are available to all salaried employees, such as accrued vacation.

Name	Benefit	Termination without Cause, for Good Reason or due to death or Disability, or Company Non-Renewal($)(1)	Change of Control($)	Continued Employment Following a Change in Control($)(2)	Qualifying Termination in Connection with a Change in Control($)
Richard M. Rosenblatt	Severance(3)	1,902,500	—	—	2,373,000
	Value of Continued Health Care Coverage Premiums(4)	31,492	—	—	31,492
	Value of Accelerated Option Awards(5)	—	—	—	—
	Excise tax gross up(6)	—	—	—	295,056
	Total	1,933,992	—	—	2,699,548

Charles S. Hilliard	Value of Accelerated Restricted Stock Units(7)	296,119(8)	296,119(8)	—	296,119(8)
	Value of Accelerated Option Awards(5)	—	—	—	—
	Total	296,119	296,119	—	296,119

Mel Tang	Severance(3)	496,622	—	—	545,000
	Value of Accelerated Restricted Stock Units(7)	723,840(9)	—	—	1,654,781(10)
	Value of Accelerated Option Awards(5)	—	—	—	—
	Value of Continued Health Care Coverage Premiums(4)	20,995	—	—	20,995
	Total	1,241,457	—	—	2,220,776

Joanne K. Bradford	Severance(3)	162,500	—	—	162,500
	Value of Accelerated Restricted Stock Awards and Restricted Stock Units(7)	464,500(11)	—	464,500(11)	1,509,625(12)
	Value of Accelerated Option Awards(5)	74,531(13)	—	74,531(13)	74,531(13)

	Value of Continued Health Care Coverage Premiums(4)	11,133	—	—	11,133
	Total	712,664	—	539,031	1,757,789

Taryn J. Naidu	Severance(3)	240,137	—	—	240,137
	Value of Accelerated Restricted Stock Awards(7)	—	—	—	1,683,813(14)
	Value of Accelerated Option Awards(5)	—	—	22,935(15)	26,288(16)
	Value of Continued Health Care Coverage Premiums(4)	10,497	—	—	10,497
	Total	250,634	—	22,935	1,960,735

Michael L. Blend	Severance	501,611	—	—	518,000
	Value of Continued Health Care Coverage Premiums(6)	22,265	—	—	22,265
	Total	523,876	—	—	540,265

(1)
Only Mr. Hilliard is entitled to payments and/or benefits upon a Company non-renewal of the Hilliard Consulting Agreement. Mr. Naidu is only entitled to severance payments and benefits upon a “good reason” termination if the termination occurs in the context of a change in control. Amounts to which Mr. Naidu is entitled to receive upon such a termination are disclosed under the column “Qualifying Termination in Connection with a Change in Control”.

(2)
Mr. Rosenblatt vests in all equity awards, and Ms. Bradford, and Messrs. Tang, Naidu and Blend, vest in certain equity awards, if the respective executive remains employed for a specified period following a change in control.

(3)	Represents cash severance provided under each named executive officer's employment agreement.

(4)
Represents the cost of Company-subsidized continued benefits for the payout period provided under each named executive officer's employment agreement, based on our then-applicable costs to provide such coverage.

(5)
Represents the aggregate value of the executive's unvested stock options that would have vested on an accelerated basis, determined by multiplying the number of accelerating option shares by the fair market value of our common stock on December 31, 2012 ($9.29), which was the closing price of our common stock on December 31, 2012, the last trading day of 2012, and subtracting the applicable exercise prices.

(6)
Represents additional tax-gross up payments to compensate for excise taxes imposed by Section 4999 of the Internal Revenue Code on the benefits provided. The assumptions used to calculate the excise tax gross-up include the following: an excise tax rate of 20%, a federal tax rate of 35%, California state tax rate of 10.23% and a Medicare tax rate of 1.45%.

(7)
Represents the aggregate value of the executive's unvested restricted stock or restricted stock units that would have vested on an accelerated basis, determined by multiplying the number of accelerating shares or restricted stock units by the fair market value of our common stock on December 31, 2012 ($9.29), which was the closing price of our common stock on December 31, 2012, the last trading day of 2012.

(8)
Represents the value attributable to the vesting of (a) 5,625 unvested shares subject to Mr. Hilliard's August 2012 restricted stock unit award, and (b) 26,250 unvested shares subject to Mr. Hilliard's May 2011 restricted stock unit award.

(9)
Represents the value attributable to the vesting of (a) 66,666 unvested shares subject to Mr. Tang's April 2012 restricted stock unit award, and (b) 11,250 unvested shares subject to Mr. Tang's May 2011 restricted stock unit award.

(10)
Represents the value attributable to the vesting of (a) 150,000 unvested shares subject to Mr. Tang's April 2012 restricted stock unit award, and (b) 28,125 unvested shares subject to Mr. Tang's May 2011 restricted stock unit award.

(11)	Represents the value attributable to the vesting of 50,000 restricted shares underlying Ms. Bradford's March 2010 restricted stock award.

(12)
Represents the value attributable to the vesting of (a) 75,000 unvested shares underlying Ms. Bradford's April 2012 restricted stock unit award and (b) 37,500 unvested shares underlying Ms. Bradford's May 2011 restricted stock unit award. Also represents the value attributable to the vesting of 100,000 restricted shares underlying Ms. Bradford's March 2010 restricted stock award.

(13)	Represents the value attributable to the vesting of 46,875 unvested options underlying Ms. Bradford's March 2010 stock option award.

(14)
Represents the value attributable to the vesting of (a) 150,000 unvested shares underlying Mr. Naidu's April 2012 restricted stock unit awards, and (b) 31,250 unvested shares underlying Mr. Naidu's May 2011 restricted stock unit awards.

(15)
Represents the value attributable to the vesting of (i) 8,438 unvested options underlying Mr. Naidu's March 2010 stock option award, and (ii) 1,563 unvested options underlying Mr. Naidu's March 2009 stock option award.

(16)
Represents the value attributable to the vesting of (i) 10,547 unvested options underlying Mr. Naidu's March 2010 stock option award, and (ii) 1,563 unvested options underlying Mr. Naidu's March 2009 stock option award.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2012 regarding compensation plans under which our equity securities are authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(2)(3)
Equity compensation plans approved by stockholders(1)	15,691,000	$16.35	13,792,045
Equity compensation plans not approved by stockholders	—	—	—
Total	15,691,000	$16.35	13,792,045

(1)	Consists of the Demand Media, Inc. Amended and Restated 2006 Equity Incentive Plan, the Demand Media, Inc. 2010 Incentive Award Plan and the Demand Media, Inc. 2010 Employee Stock Purchase Plan.

(2)
In August 2010, we adopted the 2010 Incentive Award Plan. The number of securities available for issuance under the 2010 Incentive Award Plan is equal to the sum of (i) 15,500,000 shares plus (ii) any shares of our common stock subject to awards under the 2006 Plan that terminate, expire or lapse for any reason plus (iii) an annual increase in shares on the first day of each year beginning in 2011 and ending in 2020. The annual increase will be equal to the lesser of (A) 6,000,000 shares, (B) 5% of our common stock outstanding on the last day of the prior year or (C) such smaller number of shares as may be determined by the Board.

(3)
Includes 9,311,948 shares reserved for issuance under the Demand Media, Inc. 2010 Employee Stock Purchase Plan, of which up to 313,082 shares may be issued with respect to the current purchase period ending May 15, 2013.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD ON EXECUTIVE COMPENSATION
The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2012.
Compensation Committee of the Board
Fredric W. Harman—Chairperson
James R. Quandt
Joshua G. James

REPORT OF THE AUDIT COMMITTEE OF THE BOARD
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Demand Media under the Securities Act or the Exchange Act.
The primary purpose of the audit committee is to oversee our financial reporting processes on behalf of our Board. The audit committee’s functions are more fully described in its charter, which is available on our website at http://demandmedia.com/corporategovernance. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management Demand Media’s audited financial statements as of and for the fiscal year ended December 31, 2012.
The audit committee has discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. In addition, the audit committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from us. Finally, the audit committee discussed with PricewaterhouseCoopers LLP, with and without management present, the scope and results of PricewaterhouseCoopers LLP’s audit of such financial statements.
Based on these reviews and discussions, the audit committee has recommended to our Board that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC. The audit committee also has engaged PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013 and is seeking ratification of such selection by the stockholders.
Audit Committee of the Board
Robert R. Bennett—Chairperson
John A. Hawkins
James R. Quandt

AUDIT MATTERS
Independent Public Accountants
PricewaterhouseCoopers LLP provided audit, audit-related, tax and other services to us during the fiscal years ended December 31, 2012 and 2011 as follows:

Type of Fees	Fiscal 2012	Fiscal 2011
Audit Fees	$2,652,000	$2,113,338
Audit‑Related Fees	20,000	401,578
Tax Fees	376,707	213,217
All Other Fees	16,800	2,786
Total	$3,065,507	$2,730,919
Audit Fees
This category includes fees for (a) the 2011 fiscal year audit of our annual consolidated financial statements and the 2012 integrated audit of our consolidated financial statements and internal control over financial reporting pursuant to the requirements of the Sarbanes-Oxley Act of 2002, (b) reviews of each of the quarterly consolidated financial information included in our Forms 10-Q for 2011 and 2012, (c) services rendered in connection with our filing of a shelf registration statement on Form S-3, and (d) issuance of consents and other matters related to filings with the SEC.
Audit-Related Fees
This category includes fees associated with (a) due diligence and the audit of the historical financial statements of certain entities acquired during the 2011 fiscal year, (b) internal control reviews during the 2011 fiscal year, and (c) technical accounting consulting services during the 2012 fiscal year.
Tax Fees
This category includes fees for tax compliance, tax advice and tax planning.
All Other Fees
This category includes fees associated with our access to PricewaterhouseCoopers LLP's online research tool and other review matters.
Pre-Approval Policies and Procedures
The audit committee pre-approves all audit and non-audit services provided by the Company’s independent registered public accounting firm. This policy is set forth in the Company’s charter of the audit committee and available at http://demandmedia.com/corporategovernance.
The audit committee considered whether the non-audit services rendered by PricewaterhouseCoopers LLP were compatible with maintaining PricewaterhouseCoopers LLP’s independence as the independent registered public accounting firm of the Company’s consolidated financial statements and concluded they were.
OUR BOARD UNANIMOUSLY RECOMMENDS THAT A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
We describe below transactions and series of similar transactions, during our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, holders of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.
Stockholders’ Agreement
We are party to a stockholders’ agreement which provides that holders of our common stock which was issued upon conversion of our convertible preferred stock have the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing. The stockholders’ agreement also contains agreements among the parties with respect to the election of our directors and restrictions on the issuance or transfer of shares, including certain corporate governance provisions. Some of our current directors were originally nominated and elected pursuant to the terms of the stockholders agreement. The provisions of the stockholders’ agreement relating to the nomination and election of directors terminated upon completion of the initial public offering, and members previously elected to our Board pursuant to this agreement will continue to serve as directors until their successors are duly elected by holders of our common stock.
Indemnification Agreements
We have entered into an indemnification agreement with each of our directors and officers. The indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.
Other Transactions
Messrs. Rosenblatt, Quandt and Harman sit on the board of directors of The FRS Company (“FRS”). We recognized approximately $378, $513 and $30 in revenue from FRS for advertising and creative services during the years ended December 31, 2010, 2011 and 2012, respectively. As of December 31, 2011 and December 31, 2012, our receivable balance due from FRS was $45 and $0, respectively.  The creative services agreement was terminated by the parties effective May 31, 2011.

Policies and Procedures for Related Party Transactions
Our Board has adopted a written related person transaction policy to set forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, the amount involved exceeds $100,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness or employment by us of a related person. While the policy covers related party transactions in which the amount involved exceeds $100,000, the policy states that related party transactions in which the amount involved exceeds $120,000 are required to be disclosed in applicable filings as required by the Securities Act, Exchange Act and related rules. Our Board has set the $100,000 threshold for approval of related party transactions in the policy at an amount lower than that which is required to be disclosed under the Securities Act, Exchange Act and related rules because we believe it is important and appropriate for our audit committee to review transactions or potential transactions in which the amount involved exceeds $100,000, as opposed to $120,000.
Pursuant to this policy, our audit committee will (i) review the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, and (ii) take into account the conflicts of interest and corporate opportunity provisions of our code of business conduct and ethics. Management will present to our audit committee each proposed related party transaction, including all relevant facts and circumstances relating thereto, and will update the audit committee as to any material changes to any related party transaction. All related party transactions may only be consummated if our audit committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Certain types of transactions will be pre-approved by our audit committee under the policy. These pre-approved transactions include: (i) certain compensation arrangements; (ii) transactions in the ordinary course of business where the related party’s interest arises only (a) from his or her position as a director of another entity that is party to the transaction, and/or (b) from an equity interest of less than 5% in another entity that is party to the transaction, or (c) from a limited partnership interest of less than 5%, subject to certain limitations; and (iii) transactions in the ordinary course of business where the interest of the related party arises solely from the ownership of a class of equity securities in our Company where all holders of such class of equity securities will receive the same benefit on a pro rata basis. No director may participate in the approval of a related party transaction for which he or she is a related party.
Certain related party transactions described in this section occurred prior to adoption of this policy, and as such, these transactions were not subject to the approval and review procedures described above. However, these transactions were reviewed and approved by our Board and some were approved by the audit committee, where applicable, or, for those transactions in which one or more of our directors was an interested party, by a majority of disinterested directors.

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of our Company.
Based solely on a review of copies of such forms received with respect to fiscal year 2012 and the written representations received from certain reporting persons that no other reports were required, other than as disclosed below, we believe that all directors, executive officers and persons who own more than 10% of our Common Stock have complied with the reporting requirements of Section 16(a).

In the Form 3 filed on behalf Mr. Tang on August 23, 2012, 12,333 shares of the Company's common stock indirectly held by Mr. Tang through The Tang Family Trust dated December 8, 2009 were omitted from such Form 3. Such Form 3 was amended to reflect such additional shares on April 9, 2013.
Stockholder Proposals and Nominations
Proposals Pursuant to Rule 14a-8. Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in the 2014 proxy statement, your proposal must be received by us no later than January 4, 2014, and must otherwise comply with Rule 14a-8. While our Board will consider stockholder proposals, we reserve the right to omit from the proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.
Proposals and Nominations Pursuant to Our Bylaws. Under our bylaws, in order to nominate a director or bring any other business before the stockholders at the 2014 annual stockholder meeting that will not be included in our proxy statement, you must notify us in writing and such notice must be received by us no earlier than February 11, 2014 and no later than March 13, 2014; provided that if the date of the annual meeting is earlier than May 12, 2014 or later than August 10, 2014, you must give notice not earlier than the 120th day prior to such special meeting and not later than the 90th day prior to the annual meeting date or, if later, the 10th day following the day on which public disclosure of the annual meeting date is first made (such notice within such time periods, “Timely Notice”). In addition, with respect to nominations for directors, if the number of directors to be elected at the 2014 annual meeting is increased and there is no public announcement by us naming all of the nominees for director at least 100 days prior to June 11, 2014, notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to us not later than the close of business on the 10th day following the day on which such public announcement is first made by us. In addition, the nominating and corporate governance committee of the Board will consider suggestions from stockholders for potential Board nominees for election as directors to be presented at the 2014 annual meeting. The person recommending the nominee must be a stockholder entitled to vote at the 2014 annual meeting, and the recommendation must be made pursuant to Timely Notice. The nominating and corporate governance committee will consider nominees suggested by stockholders on the same terms as nominees selected by the nominating and corporate governance committee. For proposals not made in accordance with Rule 14a-8, you must comply with specific procedures set forth in our bylaws and the nomination or proposal must contain the specific information required by our bylaws. You may write to our Corporate Secretary at our principal executive offices, 1630 Stewart Street, Suite 120, Santa Monica, California 90404, to deliver the notices discussed above and to request a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to the bylaws.
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Investor Relations, Demand Media, Inc., 1630 Stewart Street, Suite 120, Santa Monica, California 90404, or contact Investor Relations by telephone at (310) 917-6485.
Incorporation by Reference
Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act or the Exchange Act, which might incorporate future filings made by us under those statutes, the preceding Audit Committee Report will not be incorporated by reference into any of those prior filings, nor will such report be incorporated by reference into any future filings made by us under those statutes. In addition, information on our website, other than our proxy statement, notice and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.
Availability of Annual Report on Form 10-K
Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 as filed with the SEC (exclusive of exhibits and documents incorporated by reference) may be obtained for free by directing written requests to our Corporate Secretary, Demand Media, Inc., 1630 Stewart Street, Suite 120, Santa Monica, California 90404. Copies of exhibits and basic documents filed with the Annual Report on Form 10-K or referenced therein will be furnished to stockholders upon written request and payment of a nominal fee in connection with the furnishing of such documents. You may also obtain the Annual Report on Form 10-K over the Internet at the SEC’s website, http://www.sec.gov, or on our website, http://demandmedia.com/2013proxy.
Other Matters
The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

DEMAND MEDIA, INC.

Richard M. Rosenblatt Chief Executive Officer and Chairman of the Board